Exhibit 10.14

Execution Version

KARMAN TOPCO L.P.

EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

Dated as of September 7, 2020

THE PARTNERSHIP INTERESTS ISSUED PURSUANT TO THIS EIGHTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SUCH PARTNERSHIP INTERESTS ARE ALSO SUBJECT TO THE ADDITIONAL RESTRICTIONS ON TRANSFER AND MANDATORY SALE PROVISIONS SET FORTH IN THIS AGREEMENT.

i

6.3	Liability of Limited Partners	47
6.4	Performance of Duties; Conflicts of Interest	48
6.5	Investment Representations of Limited Partners	48
6.6	Information Rights.	48

ARTICLE VII MANAGEMENT OF THE PARTNERSHIP		50
7.1	Management Authority	50
7.2	Management by Directors	50
7.3	Number; Tenure and Qualification; Directors; Observers	52
7.4	Quorum; and Manner of Acting	53
7.5	Place of Meetings	54
7.6	Annual and Regular Meetings	54
7.7	Special Meetings	54
7.8	Notice of Meetings; Waiver of Notice	54
7.9	Board Action Without a Meeting	55
7.10	Participation in Board Meetings by Conference Telephone	55
7.11	Resignation and Removal of Directors	55
7.12	Vacancies	55
7.13	Compensation	55
7.14	Officers	55
7.15	No Liability to Partnership or Limited Partners	55
7.16	Delegation of Authority	56
7.17	Performance of Duties; Liability of Directors and Officers; Opportunities.	56
7.18	Indemnification	57
7.19	Affiliate Transactions	60
7.20	Protective Provisions	61
7.21	No UBTI; Effectively Connected Income or Commercial Activity	62

ARTICLE VIII TAX MATTERS		62
8.1	Designation of Tax Matters Partner	62
8.2	Preparation of Tax Returns	62
8.3	Tax Elections	62
8.4	Tax Controversies	62
8.5	Tax Allocations	63
8.6	Fiscal Year; Taxable Year	64
8.7	Ordinary Income Offset	64

ARTICLE IX TRANSFER OF UNITS; SUBSTITUTE MEMBERS		64
9.1	Restrictions on Transfers	64
9.2	Call by the Partnership	65
9.3	Reserved	70
9.4	Tag Along Rights	70
9.5	Reserved	72
9.6	Distributions/Sales of Public Company Securities.	72
9.7	Preemptive Rights	75
9.8	Substituted Partner	77
9.9	Effect of Transfer	77

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9.10	Additional Transfer Restrictions	77
9.11	Transfer Fees and Expenses	77
9.12	Effective Date of Transfers	77
9.13	Effect of Death or Incapacity	78
9.14	General Partner Consent	78
9.15	Structure of Public Offering; Partnership Sales	78

ARTICLE X DISSOLUTION AND LIQUIDATION		78
10.1	Dissolution	78
10.2	Liquidation and Termination	78
10.3	Complete Distribution	79
10.4	Cancellation of Certificate	79
10.5	Reasonable Time for Winding Up	80
10.6	Return of Capital	80
10.7	HSR Act	80
10.8	Termination	80

ARTICLE XI CERTAIN AGREEMENTS		80
11.1	Public Offering; Exchanges.	80
11.2	Books and Records	81
11.3	Reserved	81

ARTICLE XII GENERAL PROVISIONS		81
12.1	[Reserved]	81
12.2	Amendment	81
12.3	Remedies	82
12.4	Successors and Assigns	82
12.5	Severability	82
12.6	Counterparts	83
12.7	Applicable Law	83
12.8	Addresses and Notices	83
12.9	Creditors	83
12.10	Waiver	83
12.11	Further Action	84
12.12	Entire Agreement	84
12.13	Delivery by Facsimile or Email	84
12.14	Survival	84
12.15	Confidentiality	84
12.16	Reimbursement of Expenses	85

iii

EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

KARMAN TOPCO L.P.

This EIGHTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P., a Delaware limited partnership (the “Partnership”), is entered into on September 7, 2020, by and among Karman GP LLC, a Delaware limited liability company, as the sole general partner (the “General Partner”), and those persons and entities listed on the Schedule of Partners as limited partners (and those limited partners subsequently admitted pursuant to the terms of this Agreement, together with their permitted successors and assigns who are admitted as Substituted Partners).

RECITALS:

WHEREAS, the term of the Partnership commenced on June 13, 2014, upon the filing with the Secretary of State of the State of Delaware of the Certificate of Limited Partnership and the adoption of the Limited Partnership Agreement, dated as of June 13, 2014 (the “Original Agreement”);

WHEREAS, the partners under the Original Agreement amended and restated such agreement in its entirety as of early on the Original Effective Date, again as of later on the Original Effective Date and again on September 29, 2014, then again on December 18, 2017 (the “Fourth A&R Agreement”), then again on March 15, 2018 (the “Fifth A&R Agreement”), then again on August 29, 2018 (the “Sixth A&R Agreement”) and then again on October 2, 2018 (the “Seventh A&R Agreement”); and

WHEREAS, pursuant to the Merger Agreement, dated as of September 7, 2020, by and among the Partnership, Advantage Solutions Inc., a Delaware corporation, Conyers Park II Acquisition Corp, a Delaware corporation (the “Public Company”) and CP II Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub will merge with and into Advantage Solutions Inc., with Advantage Solutions Inc. being the surviving company in the merger and becoming a wholly-owned subsidiary of the Public Company, on the terms and subject to the conditions therein (the “Merger”);

WHEREAS, the General Partner and the Board of Directors desire to amend and restate in its entirety the Seventh A&R Agreement on the terms and conditions contained herein and to enter into this Eighth Amended and Restated Agreement of Limited Partnership (this “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree that during the term of the Partnership, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act, and further agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“1934 Act” means the United States Securities Exchange Act of 1934 and applicable rules and regulations thereunder. Any reference herein to a specific section, rule or regulation of the 1934 Act shall be deemed to include any corresponding provisions of future law.

“8% Common Series C Units” has the meaning set forth in Section 3.1(a)(ii).

“20% Common Series C Units” has the meaning set forth in Section 3.1(a)(ii).

“Action” means any legal, administrative, regulatory or other suit, action, claim, audit, assessment, arbitration or other proceeding, investigation or inquiry.

“Additional Partner” means any Person that has been admitted to the Partnership as a Partner after the Original Effective Date pursuant to Section 3.2(b) by virtue of having received its Partnership Interest from the Partnership and not from any other Partner or Assignee.

“Additional Units” means the number of additional Common Series A Units that the Daymon Holders would have received, and the number of additional Common Series B Units and Common Series C Units that the Daymon Management Holders would have received, in each case on December 18, 2017, pursuant to the Pro Forma Cap Table Schedule, attached hereto as Exhibit B, if (x) solely to the extent that a Vesting Exit Event for 20% Common Series C Units has occurred (i) the number of 20% Common Series C Units outstanding on December 18, 2017 were equal to the number of 20% Common Series C Units that are actually outstanding on the date on which a Vesting Exit Event for the 20% Common Series C Units actually occurs, and (ii) such 20% Common Series C Units were treated as fully vested for purposes of the calculations set forth in the Pro Forma Cap Table Schedule, and if (y) solely to the extent that a Yield Test Event has occurred, taking into account Section 3.1(e), the Targeted Common Series C-2 Amount as of March 15, 2018 were equal to the Targeted Common Series C-2 Amount at such time that a Yield Test Event has occurred, in each case taking into account the actual Threshold Limitation of all Common Series C Units. For the avoidance of doubt, if (x) the number of 20% Common Series C Units described in clause (i) above were equal to 42,807.80, of which 7,445.47 are unissued, (y) the Threshold Limitation of unissued units were $1,725.12 (and the Threshold Limitation of the other 20% Common Series C Units were as indicated in the applicable Restricted Unit Agreement), and (z) the Targeted Common Series C-2 Amount at such time was equal to $35,000,000, the “Additional Units” would mean an additional amount 3,047.60 Common Series A Units and Common Series B Units and 79.07 Common Series C Units.

“Adjusted Capital Account Deficit” means, with respect to any Person’s Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (i) reduced for any items described in Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the

Partnership pursuant to Regulations Sections 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(l) and 1.704-2(i)(5) (relating to minimum gain).

“Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Partner shall include all its partners, officers, employees and former partners in their capacities as such; provided, that for purposes of the definition of LGP Group, CVC Group, Daymon Group, Juggernaut Investor and Centerview Investor, “Affiliate” shall not include such Partner’s limited partners, officers, employees (except to the extent such officers or employees are also partners of any Person in the LGP Group, CVC Group or Daymon Group, as applicable, or are partners of the Juggernaut Investor or the Centerview Investor, as applicable) and former partners.

“Agreement” has the meaning set forth in the recitals.

“Alternative Security” has the meaning set forth in Section 11.1(a).

“Applicable Capital Contributions” has the meaning set forth in the definition of the term “Yield Test Event” set forth in this Section 1.1.

“Approved Partnership Sale” has the meaning set forth in Section 9.5(a).

“ASM LLC” means Advantage Sales & Marketing LLC, a wholly owned Subsidiary of the Partnership, and any successor thereto.

“Assignee” means any Transferee to which a Partner or another Assignee has Transferred all or a portion of its interest in the Partnership in accordance with the terms of this Agreement, but that is not a Partner.

“Assumed Tax Rate” means the highest combined marginal U.S. federal, state and local tax rate in effect for the relevant taxable period for an individual resident in Los Angeles, California, taking into account (as applicable) the character of the income or gain and the deductibility of state and local income Taxes for U.S. federal income tax purposes (and any applicable limitations thereon).

“Authorized Common Series A Units” has the meaning set forth in Section 3.1(a)(iii).

“Authorized Common Series B Units” has the meaning set forth in Section 3.1(a)(iii).

“Authorized Common Series C Units” has the meaning set forth in Section 3.1(a)(iii).

“Authorized Common Series C-2 Units” has the meaning set forth in Section 3.1(a)(iii).

“Authorized 8% Common Series C Units” has the meaning set forth in Section 3.1(a)(iii).

“Authorized 20% Common Series C Units” has the meaning set forth in Section 3.1(a)(iii).

“Authorized Common Series D Units” has the meaning set forth in Section 3.1(a)(iii).

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to generally pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against such Person in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person as bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Board of Directors” has the meaning set forth in Section 7.2(a).

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Call Event” has the meaning set forth in Section 9.2(a).

“Call Group” has the meaning set forth in Section 9.2(a).

“Call Notice” has the meaning set forth in Section 9.2(a).

“Call Option” has the meaning set forth in Section 9.2(a).

“Call Period” has the meaning set forth in Section 9.2(a).

“Call Securities” has the meaning set forth in Section 9.2(a).

“Capital Account” has the meaning set forth in Section 3.3.

“Capital Contributions” means any cash, cash equivalents or, at the consent of the General Partner, the Fair Market Value of other property that a Partner contributes to the Partnership with respect to any Unit or other Equity Securities issued pursuant to Article III (net of liabilities assumed by the Partnership or to which such property is subject). For the avoidance of doubt, in no event shall any amount paid for the PIPE Shares or any other shares of common stock of the Public Company acquired by any Member (but not the Partnership) be considered a Capital Contribution for purposes of this Agreement.

“Cause” with respect to a Management Partner, has the meaning attributed to such term under the executed written employment agreement between such Management Partner and (i) ASM LLC (or a parent or Subsidiary thereof) or (ii) any other direct or indirect Subsidiary of the Partnership or, in the absence of such employment agreement, “Cause” shall mean that such Management Partner:

(a) is guilty of dishonesty or gross negligence in the performance of his duties or has willfully and continually failed to perform his duties in all material respects (other than as a result of a Disability) which continues beyond ten (10) days after a written demand for substantial performance specifying such failure(s) is received by such Management Partner from the Partnership and its Subsidiaries;

(b) has intentionally engaged in misconduct in connection with the performance of his duties which continues beyond ten (10) days after a written demand to cease such conduct is received by him from the Partnership or any of its Subsidiaries;

(c) has been convicted of, or entered into a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude;

(d) has materially breached this Agreement, his employment agreement, or his confidentiality, non-solicitation and/or non-competition agreement(s), which breach, if curable, continues beyond, and is not cured within, ten (10) days after a written notice specifying such breach is received by such Management Partner from the Partnership or any of its Subsidiaries;

(e) is found by the Partnership or its Subsidiaries, after reasonable investigation, to have violated material written policies of the Partnership or any of its Subsidiaries, including, but not limited to, policies and procedures pertaining to harassment or discrimination, which violation, if curable, continues beyond, or is not cured within, ten (10) days after a written notice specifying such violation is received by such Management Partner from the Partnership or any of its Subsidiaries;

(f) has failed or refused to comply with a written directive from the board of directors of the Partnership or its Subsidiaries (unless such Management Partner reasonably believes such directive represents an illegal act), which continues beyond ten (10) days after a written demand for substantial performance specifying such failure(s) is received by such Management Partner from the Partnership or any of its Subsidiaries; or

(g) has received a confirmed positive illegal drug test result, and such Management Partner has not provided evidence refuting such result to the Partnership or any of its Subsidiaries after having been given a reasonable opportunity to do so.

“Centerview Director” mean the person identified as such in Section 7.3(e).

“Centerview Group” means the Centerview Investors and their respective Affiliates.

“Centerview Holders” means the Centerview Investors and any Person holding Units originally acquired by the Centerview Investors on September 29, 2014 that were Transferred to such Person in accordance with the provisions of Article IX.

“Centerview Investors” means each of Centerview Capital, L.P. and Centerview Employees, L.P.

“Centerview Observer” mean the person identified as such in Section 7.3(k).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Capital Amount” means (i) for any Common Series A Unit, the Common Series A Capital Amount and (ii) for any Common Series B Unit, the Common Series B Capital Amount.

“Common Series A Capital Amount” means, for any Common Series A Unit, $1,000 (and, in the aggregate among the Common Series A Units outstanding as of the date hereof, $2,004,386,088.25).

“Common Series B Capital Amount” means, for any Common Series B Unit, $1,000 (and, in the aggregate among the Common Series B Units outstanding as of the date hereof $84,182,319.27).

“Common Series A Limited Partners” means the Limited Partners holding an Economic Interest in Common Series A Units.

“Common Series B Limited Partners” means the Limited Partners holding an Economic Interest in Common Series B Units.

“Common Series C Limited Partners” means the Limited Partners holding an Economic Interest in Common Series C Units.

“Common Series C-2 Limited Partners” means the Limited Partners holding an Economic Interest in Common Series C-2 Units.

“Common Series D Limited Partners” means the Limited Partners holding an Economic Interest in Common Series D Units.

“Common Series A Units” has the meaning set forth in Section 3.1(a)(i).

“Common Series B Units” has the meaning set forth in Section 3.1(a)(i).

“Common Series C Units” has the meaning set forth in Section 3.1(a)(i).

“Common Series C-2 Units” has the meaning set forth in Section 3.1(a)(i).

“Common Series D Units” has the meaning set forth in Section 3.1(a)(i).

“Common Units” means the Common Series A Units, the Common Series B Units, Common Series C Units, Common Series D Units, Common Series C-2 Units and any other class or series of Units that the General Partner may in the future designate as Common Units.

“Competitor” means any Person engaged in or which proposes to engage in the business of providing sales, marketing and merchandising or other business services which are or would be competitive with any of the businesses of the Partnership or any of its Subsidiaries as then conducted or as any such businesses may be reasonably expected to be conducted in the future, or which otherwise competes with any product line of or service offered by the Partnership or any of its Subsidiaries.

“Contribution Agreement” means that certain Contribution and Exchange Agreement dated as of November 13, 2017, by and among the Partnership, Daymon Eagle Holdings L.P., the Daymon Investors and the Representative named therein.

“control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Cost Price” means, with respect to any Unit, the Capital Contribution made, if any, to the Partnership in respect of such Unit, less the amount of any Distributions made in respect thereof. For the avoidance of doubt, the Cost Price for (i) Common Series B Units granted pursuant to the Daymon Unit Grant Agreements, and (ii) all Common Series C Units, Common Series D Units and Common Series C-2 Units shall be zero.

“Covered Persons” mean the persons identified as such in Section 7.18(h).

“CVC Directors” mean the persons identified as such in Section 7.3(c).

“CVC Group” means the CVC Investors and their respective Affiliates.

“CVC Holders” means the CVC Investors and any Person holding Units originally acquired by the CVC Investors on the Original Effective Date that were Transferred to such Person in accordance with the provisions of Article IX.

“CVC Investors” means CVC ASM Holdco, LP and Karman Coinvest L.P. (solely with respect to the Units held by Karman Coinvest L.P. which are attributable to the holders of Class B units of such entity).

“Daymon Director” mean the persons identified as such in Section 7.3(f).

“Daymon Group” means the Daymon Investors and their respective Affiliates.

“Daymon Holders” means the Daymon Investors and any Person holding Units originally acquired by the Daymon Investors on December 18, 2017, that were Transferred to such Person in accordance with the provisions of Article IX.

“Daymon Investors” means BC Eagle Holdings, L.P. and Yonghui.

“Daymon Management Agreement” has the meaning set forth in Section 7.19.

“Daymon Management Holders” means a Management Partner who is or was an employee, director or other service provider of Daymon Eagle Holdings L.P. or any of its Subsidiaries that,

as of December 18, 2017, received Common Series B Units or Common Series C Units pursuant to a Daymon Unit Grant Agreement.

“Daymon Reduced Amount” has the meaning set forth in Section 4.1(d).

“Daymon Unit Grant Agreement” means any Unit Grant Agreement, dated as of December 18, 2017, between Daymon Eagle Holdings L.P. and any Daymon Management Holder, pursuant to which the Daymon Management Holders received Common Series B Units or Common Series C Units.

“Deemed Received Amounts” has the meaning set forth in Section 3.1(e)(ii).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. §17-101 et seq., as it may be amended from time to time and any successor to the Delaware Act.

“Depreciation” has the meaning set forth in the definition of “Net Income” or “Net Loss” under paragraph (e) therein.

“Designated Employee” has the meaning set forth in Section 9.2(e).

“Director” means a Person who is an individual member of the Board of Directors.

“Disability,” (a) with respect to a Management Partner, has the meaning attributed to such term under the executed written employment agreement between such Management Partner and the Partnership (or a parent or Subsidiary thereof) or, in the absence of such employment agreement, such Management Partner shall be deemed to have a “Disability” if, during the term of such Management Partner’s employment, such Management Partner shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Management Partner, in the good faith judgment of the General Partner, is unable to perform his/her duties (with or without reasonable accommodation) for a period of twenty-six (26) weeks during any twelve (12) month period of such Management Partner’s employment; and (b) with respect to the Centerview Director, has the meaning attributed to such term under the Restricted Unit Agreement dated as of September 29, 2014, by and between the Centerview Investors and the Partnership.

“Dissolution Transaction” has the meaning set forth in Section 4.6.

“Distribution” means each distribution made by the Partnership to a Limited Partner, whether in cash, property or securities of the Partnership, pursuant to, or in respect of, Article IV or Article X.

“Economic Interest” means the right to allocations of items of income, gain, loss, deduction, credit or similar items and the right to Distributions of cash and other property as provided in Article IV and Article X of this Agreement and the Delaware Act, but shall not include any right to participate in the management or affairs of the Partnership, including the right to vote in the election of the General Partner, vote on, consent to or otherwise participate in any decision of the Partners, or any right to receive information concerning the business and affairs of the Partnership, in each case, except as expressly otherwise provided in this Agreement or required by the Delaware Act.

“Effective Date” has the meaning set forth in Section 2.2.

“Escrowed Distributions” has the meaning set forth in Section 4.1(b)(i).

“Equity Securities” means, as applicable, (a) any capital stock, partnership or membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Excess Retained Funds” has the meaning set forth in Section 10.3.

“Exchange” has the meaning set forth in Section 9.6(b)(i).

“Exchange Notice” has the meaning set forth in Section 9.6(b)(i).

“Exchange Participation Notice” has the meaning set forth in Section 9.6(b)(ii).

“Exchange Partners” has the meaning set forth in Section 9.6(b)(i).

“Exchange Ratio” shall mean, as of any given point in time with respect to any particular Exchanging Partner in connection with any proposed Exchange or a Holder in connection with a Piggyback Exchange, the percentage determined by dividing (i) the Imputed Value of the Equity Securities to be distributed to such Exchanging Partner or Holder in connection with such Exchange or Piggyback Exchange (measured as of the date of the applicable Exchange Notice, with respect to an Exchange, or the date of the applicable Piggyback Notice Time, with respect to a Piggyback Exchange) by (ii) the aggregate amount that would be distributed to such Exchanging Partner or Holder if the Partnership were to make a liquidating distribution to its Partners as of such time in an aggregate amount equal to the Fair Market Value of all of the Partnership’s assets and liabilities.

“Excluded Units” means any New Units issued:

(a) pursuant to (i) an equity incentive plan providing for issuance to employees, directors, consultants, sales representatives and/or advisors of the Partnership and its Subsidiaries; provided, that in no event shall any employee or other service provider or any partner or Affiliate of any member of the CVC Group or the LGP Group participate in any such plan or (ii) Section 3.1(c);

(b) to any Person (other than to the CVC Holders, a member of the CVC Group, the LGP Holders or a member of the LGP Group) which, in connection with such issuance,

simultaneously enters into a significant business transaction (including, but not limited to, debt financings or other incurrences of indebtedness and acquisitions of businesses or assets, but excluding equity investments) with the Partnership or its Subsidiaries which is directly related to the business of the Partnership and its Subsidiaries, to the extent such New Units are issued on commercially reasonable terms as compared to the then outstanding Units;

(c) as consideration in connection with any merger, consolidation, acquisition or similar transaction, to the extent such New Units (i) are issued on commercially reasonable terms as compared to the then outstanding Units and (ii) are not issued to the CVC Holders, a member of the CVC Group, the LGP Holders or a member of the LGP Group;

(d) in connection with any Recapitalization, equity dividend, Public Offering, or any effective registration statement under the Securities Act that otherwise complies with the requirements hereof; and

(e) to any wholly-owned Subsidiary of the Partnership.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board of Directors in good faith (and, for this purpose, the “fair market value” of any such asset or securities which consist of the Equity Securities of the Public Company shall be equal to the Imputed Value thereof, as determined as of the relevant time, which shall be, for purposes of any Exchange, the date of the applicable Exchange Notice, and for purposes of any Piggyback Exchange, the date of the applicable Piggyback Notice Time).

“Fair Value” means for any Unit and as of any date of determination, the amount, as reasonably determined by the Board of Directors in good faith, that the holder of such Unit would receive in respect of such Unit if the Partnership were sold as a going concern for its then Fair Market Value and, after payment of all indebtedness and reasonable reserves for contingent liabilities and obligations, the remaining proceeds were distributed to the holders of Units in accordance with the Distribution priorities specified in Section 4.1, taking into account all prior Distributions. For the avoidance of doubt, in determining the Fair Value of any Unit, no discount for minority ownership or illiquidity of a Unit shall be applied since Fair Value shall be determined based on the Fair Market Value of the Partnership as a private going concern as described in this definition, and not on the Fair Market Value of such Unit if it were sold separately.

“federal” means the federal government of the United States.

“Fifth A&R Agreement” has the meaning set forth in the recitals to this Agreement.

“Fiscal Year” means the fiscal year of the Partnership and its Subsidiaries, ending on December 31 of each calendar year.

“Fourth A&R Agreement” has the meaning set forth in the recitals to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied throughout the applicable periods both as to classification of items and amounts.

“General Partner” means the Person identified in the preamble to this Agreement and any successor to such Person.

“Good Reason” with respect to a Management Partner, has the meaning attributed to such term under the executed written employment agreement between such Management Partner and the Partnership (or a parent or Subsidiary thereof) or, in the absence of such employment agreement, the Management Partner shall have “Good Reason” if any of the following events have occurred during the term of such Management Partner’s employment:

(a) a reduction in the Management Partner’s base salary, other than for Cause and other than in connection with the reduction of executive compensation in response to applicable negative financial results or other adverse circumstances;

(b) material reduction of the duties and responsibilities of the Management Partner and such event has not been rescinded within sixty (60) Business Days after the Management Partner notifies the employer that the Management Partner objects thereto; or

(c) the relocation, without the Management Partner’s consent, of the Management Partner’s principal place of employment to a site that is more than fifty (50) miles from the Management Partner’s principal place of employment prior to such relocation.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Partnership or any of its Subsidiaries or any of the property or other assets of the Partnership or any of its Subsidiaries.

“Grant Agreements” means, collectively, the Restricted Unit Agreements and the Daymon Unit Grant Agreements.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Limited Partner to the Partnership shall be the gross Fair Market Value of such asset on the date of the contribution;

(b) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:

(i) the acquisition of an additional interest in the Partnership after the Original Effective Date by a new or existing Limited Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Limited Partners in the Partnership; provided that the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values in connection with the contribution of 100% of the equity in Daymon Eagle Holdings L.P. on December 18, 2017;

(ii) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing or a new Partner acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii));

(iii) the Distribution by the Partnership to a Limited Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Limited Partners in the Partnership;

(iv) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v) such other times as the General Partner shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code.

(c) the Gross Asset Value of any Partnership asset distributed to a Limited Partner shall be adjusted immediately prior to such Distribution to equal the gross Fair Market Value of such asset on the date of Distribution;

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation rather than any other depreciation, amortization or other cost recovery method.

“HSR Act” has the meaning set forth in Section 10.7.

“Imputed Value” shall mean, with respect to any Equity Securities of the Public Company as of any given point in time, the dollar value of such Equity Securities as of such time, which value shall be equal to the average closing stock price of such Equity Securities for the thirty (30) calendar day period ending on the relevant date of such determination.

“Income” means individual items of Partnership income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (c) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (d) all obligations for which such Person is obligated pursuant to a guarantee, (e) the capitalized portion of lease obligations under capitalized leases, (f) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (g) the net obligations for which such Person is obligated pursuant to any hedging agreement or arrangement, (h) all obligations of such Person upon which interest charges are customarily paid or accrued and (i) all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness.

“Independent Director” means the persons identified as such in Section 7.3(g).

“Initial Management Partners” means those Management Partners who made Capital Contributions in respect of Common Series B Units as of the Original Effective Date.

“Juggernaut Group” means the Juggernaut Investor and its Affiliates.

“Juggernaut Holders” means the Juggernaut Investor and any Person holding Units originally acquired by the Juggernaut Investor on the Original Effective Date that were Transferred to such Person in accordance with the provisions of Article IX.

“Juggernaut Investor” means JCP ASM Holdco, L.P.

“LGP Group” means the LGP Investors and their respective Affiliates.

“LGP Directors” mean the persons identified as such in Section 7.3(d).

“LGP Holders” means the LGP Investors and any Person holding Units originally acquired by any LGP Investor on the Original Effective Date that were Transferred to such Person in accordance with the provisions of Article IX.

“LGP Investors” means each of Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC, LGP Associates VI-B LLC, Karman II Coinvest LP, and Karman Coinvest L.P. (solely with respect to the Units held by Karman Coinvest L.P. which are attributable to the holders of Class A units of such entity).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Partnership or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third Person of property leased to the Partnership or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person.

“Limited Partner” means a Limited Partner identified on the Schedule of Partners as of the Original Effective Date, or an Additional Partner or an Assignee who is admitted as a Limited Partner in accordance with the terms of this Agreement and the Delaware Act for so long as such Person continues to hold an Economic Interest in any of the Units.

“Loss” means individual items of Partnership loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Majority CVC Holders” means, at any time, the holders of a majority of the Units then held by the CVC Holders.

“Majority Daymon Holder” means BC Eagle Holdings, L.P. until such time as that entity and its Permitted Transferees no longer collectively hold more Units (or Alternative Securities or common stock otherwise issued in connection with a Public Offering) than each other Daymon Holder due to Transfers made in accordance with this Agreement and the Registration Rights Agreement, at which time BC Eagle Holdings L.P. will appoint the Daymon Holder who at such time holds more Units than any other Daymon Holder as the Majority Daymon Holder, so long as such largest Daymon Holder is not a Competitor and does not hold debt or debt securities of the Partnership or its Subsidiaries, in which case the next largest Daymon Holder that is not a Competitor and does not hold such debt or debt securities shall be appointed; provided, that, for the avoidance of doubt, the Majority Daymon Holder may be an “aggregator” entity in which multiple Persons hold equity interests.

“Majority LGP Holders” means, at any time, the holders of a majority of the Units then held by the LGP Holders.

“Management Agreements” has the meaning set forth in Section 7.19.

“Management Director” has the meaning set forth in Section 7.3(a).

“Management Partner” means (i) any Partner who is (or, if an entity, is controlled by) an employee, director or other service provider (other than the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Investor) of the Partnership or any of its Subsidiaries and (ii) any Partner who was (or, if an entity, is controlled by an individual who was) an employee, director or other service provider of the Partnership or any of its Subsidiaries at the time when the Partnership issued Units to such Partner.

“Management Services Agreement” has the meaning set forth in Section 7.19.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Minimum Percentage” shall mean the following: In the event that there occurs any one or more Potential Acceleration Events, the percentage determined as of immediately following the consummation of the latest of such Potential Acceleration Events by dividing (a) the aggregate number of Equity Securities of the Public Company disposed of in all such Potential Acceleration Events by the Common Series A Limited Partners who held Common Series A Units as of the Original Effective Date (other than any PIPE Shares), by (b) the aggregate number of Equity Securities of the Public Company that would have been distributed to such Series A Limited Partners who held Common Series A Units as of the Original Effective Date as of immediately following the initial Public Offering of the Public Company (based on the price-per share of the Equity Securities of the Public Company in the initial Public Offering) if the Partnership were to make a liquidating distribution pursuant to this Agreement in an amount equal to the aggregate number of Equity Securities of the Public Company held by the Partnership immediately following the initial Public Offering of the Public Company, in each case in clauses (a) and (b) as adjusted for any split, reverse split, stock dividend or other proportional subdivision or similar occurrence following March 15, 2018.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in such taxable income or loss), with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704- l(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, with respect to a Partnership asset having a Gross Asset Value that differs from its adjusted basis for tax purposes, “Depreciation” with respect to such asset shall be computed by reference to the asset’s Gross Asset Value in accordance with Regulation Section 1.704-l(b)(2)(iv)(g); and

(f) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704- l(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Limited Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

(g) Notwithstanding any other provisions hereof, any item of income, gain, loss or deduction which is specially allocated pursuant to Section 5.2 shall not be taken into account for purposes of computing Net Income or Net Loss.

“New Units” shall have the meaning set forth in Section 9.7(a).

“Notice” shall have the meaning set forth in Section 3.1(f).

“Offered Units” shall have the meaning set forth in Section 9.7(a).

“Original Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Original Effective Date” shall mean July 25, 2014.

“Original Units” shall have the meaning set forth in Section 6.2.

“Other Partners” has the meaning set forth in Section 9.6(b)(i).

“Over-Distributed Limited Partner” has the meaning set forth in Section 10.3.

“Over-Returning Limited Partner” has the meaning set forth in Section 10.3.

“Participating Other Units” has the meaning set forth in Section 9.6(b)(ii).

“Participating Partners” has the meaning set forth in Section 9.7(d).

“Partner” means the General Partner and each other Person listed as a Limited Partner on the Schedule of Partners, and each other Person who is hereafter admitted as a Partner in accordance with the terms of this Agreement and the Delaware Act; in each case so long as each such Person continues to own a Partnership Interest. Except as otherwise set forth herein or in the Delaware Act, the Partners shall constitute a single class or group of members of the Partnership for all purposes of the Delaware Act and this Agreement.

“Partner Indemnification Agreement” has the meaning set forth in Section 7.18(e).

“Partner Minimum Gain” means minimum gain attributable to Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Partnership” has the meaning set forth in the preamble.

“Partnership Audit Rules” means Subchapter C of Subtitle A, Chapter 63 of the Code as amended by the Bipartisan Budget Act of 2015, P.L. 114-74, together with any subsequent amendments thereto, Regulations promulgated thereunder, and published administrative interpretations thereof.

“Partnership Indemnification Agreement” has the meaning set forth in Section 7.18(e).

“Partnership Indemnification Obligation” has the meaning set forth in Section 7.18(e).

“Partnership Interest” means, with respect to each Partner, such Partner’s Economic Interest and rights as a Partner.

“Partnership Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“Partnership Sale” means (i) reserved, (ii) for purposes of Section 4.6, the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party or a group of independent third parties pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) greater than 50% of the Units held, directly or indirectly, by the LGP Holders and the CVC Holders or (B) acquire assets constituting all or substantially all of the assets of the Partnership and its Subsidiaries (as determined on a consolidated basis), (iii) for purposes of clause (ii) of the definition of “Vesting Exit Event for 20% Common Series C Units”, the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party or a group of independent third parties pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) greater than 50% of the Units held, directly or indirectly, by the LGP Holders and the CVC Holders or (B) acquire assets constituting all or substantially all of the assets of the Partnership and its Subsidiaries (as determined on a consolidated basis); provided, however, that if the Common Series A Partners who held Common Series A Units as of the Original Effective Date retain any Units following such Partnership Sale, the Fair Market Value of such Units immediately following such Partnership Sale shall be deemed consideration received for purposes of calculating the actual pre-tax internal rate of return pursuant to clause (ii) of the Vesting Exit Event for 20% Common Series C Units; provided, further, that the Fair Market Value of any non-cash consideration received in such sale shall be determined as of the date of such Partnership Sale and (iv) for purposes of Section 3.1(e), the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party or a group of independent third parties pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) greater than 50% of the Units held, directly or indirectly, by the LGP Holders and the CVC Holders or (B) acquire assets constituting all or substantially all of the assets of the Partnership and its Subsidiaries (as determined on a consolidated basis); provided, however, that if the LGP Holders and the CVC Holders retain any Units following such Partnership Sale, the Fair Market Value of such Units immediately following such Partnership Sale shall be deemed consideration received for purposes of calculating if the Yield Test Event has occurred pursuant to Section 3.1(e); provided, further, that the Fair Market Value of any non-cash consideration received in such sale shall be determined as of the date of such Partnership Sale. For the avoidance of doubt, the Merger does not, and shall not be deemed to, constitute a Partnership Sale.

“Partnership Sale Notice” has the meaning set forth in Section 9.5(a).

“Permitted Transferee” means for (a) any Common Series B Limited Partner, such Partner’s spouse, parents, children or siblings (whether natural, step or by adoption), grandchildren (whether natural, step or by adoption) or to a trust, partnership, corporation or limited liability company controlled by such individual and established solely for the benefit of such Persons, and (b) each of the CVC Investors, the LGP Investors, the Juggernaut Investor, the Centerview Investors, the Daymon Holders and each of their respective Permitted Transferees, transfers to their respective Affiliates.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Piggyback Exchange” has the meaning set forth in Section 9.6(a)(ii).

“Piggyback Notice” has the meaning set forth in Section 9.6(a)(ii).

“Piggyback Notice Time” has the meaning set forth in Section 9.6(a)(ii).

“PIPE Shares” means shares of common stock of the Public Company acquired by certain Limited Partners or their respective affiliates via the “PIPE” offering made in connection with the Merger.

“Potential Acceleration Event” means the occurrence at any time on or prior to the second anniversary of the date of the consummation of the Public Offering of a Sponsor Liquidity Event in connection with which the price-per-share of the Equity Securities of the Public Company implied by such Sponsor Liquidity Event is such that if, hypothetically, all Equity Securities of the Public Company directly or indirectly held by the Partnership at that time were to be sold for such price-per-share, and all other assets of the Partnership were to be sold for their then Fair Market Value, and all proceeds therefrom, after paying all then existing debts and liabilities of the Partnership, were to be distributed to the Partners pursuant to this Agreement, the Common Series A Limited Partners who held Common Series A Units as of the Original Effective Date would realize an implied pre-tax internal rate of return of at least twenty percent (20%) compounded annually on the Capital Contributions made by such Common Series A Limited Partners as of the Original Effective Date with respect to the Common Series A Units held by them as of the Original Effective Date (as determined after taking into account such hypothetical distribution, and otherwise determined in a manner consistent with the second to last and third to last paragraphs of the definition of Vesting Exit Event for 20% Common Series C Units).

“Preemptive Offer” has the meaning set forth in Section 9.7(a).

“Preemptive Offer Period” has the meaning set forth in Section 9.7(a).

“Pre-Yield Tested Series C-2 Units” shall mean, as of any given point in time, all Common Series C-2 Units, excluding any such Common Series C-2 Units that are no longer subject to forfeiture pursuant to the terms of Section 3.1(e).

“Proceeding” has the meaning set forth in Section 7.18(a).

“Prohibited Transfer” means any Transfer of any Unit to a Person which (a) may not be effected without registering the securities involved under the Securities Act, (b) would result in the assets of the Partnership constituting “Plan Assets” as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Partnership to be controlled by or be under common control with an “investment company” for purposes of the Investment Partnership Act of 1940, as amended or to register as an investment company under such Act, (d) would require any securities of the Partnership to be registered under the 1934 Act, (e) is a Competitor of the Partnership (other than Transfers in accordance with Section 9.6), (f) would cause the Partnership to be a publicly traded partnership within the meaning of Code Section 7704(d) (and the Regulations promulgated thereunder), or (g) is in violation of this Agreement.

“Pro Forma Adjusted EBITDA” means the Consolidated Adjusted EBITDA as defined in the Advantage Credit Facility (as such term is defined in the Contribution Agreement).

“Proportionate Amount” has the meaning set forth in Section 3.1(e)(i).

“Pro Rata Percentage” equals, with respect to any Limited Partner as of any date of determination in connection with any Preemptive Offer, a fraction, the numerator of which is the number of Common Series A Units, Common Series B Units and/or Common Series D Units held by such Partner and the denominator of which means the aggregate number of Common Series A Units, Common Series B Units and Common Series D Units collectively held by all Partners as of such date.

“Public Company” has the meaning set forth in the recitals to this Agreement.

“Public Offering” means an underwritten sale to the public of the Partnership’s Equity Securities (or Equity Securities of any Subsidiary or successor, including the Public Company) pursuant to an effective registration statement filed with the SEC on Form S-1 (or any successor form adopted by the SEC) and after which the Partnership’s (or its Subsidiary’s or successor’s) Equity Securities are listed on the New York Stock Exchange, the American Stock Exchange or The NASDAQ Stock Market; provided that a Public Offering shall include any issuance of Equity Securities in any merger or other business combination and the Merger constitutes a Public Offering for all purposes of this Agreement.

“Public Vehicle” has the meaning set forth in Section 11.1(a).

“Public Security” has the meaning set forth in Section 11.1(b).

“Reallocated Distributions” has the meaning set forth in Section 4.1(b)(ii).

“Recapitalization” has the meaning set forth in Section 11.1(a).

“Refused Units” has the meaning set forth in Section 9.7(d).

“Registrable Shares” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, entered into as of September 7, 2020, and as may be further amended and restated in accordance with Section 4.04 thereof prior to the occurrence of a Public Offering, by and among the Partnership, the Public Company, the LGP Investors, the CVC Investors, Conyers Park II Sponsor LLC, a Delaware limited liability company, the Juggernaut Investor, the Daymon Investors and the other parties listed on the signature pages thereto, as it may be amended from time to time.

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(e).

“Released Amounts” has the meaning set forth in Section 4.1(b)(i).

“Released Unit” has the meaning set forth in Section 4.1(b)(i).

“Response Notice” has the meaning set forth in Section 9.6(a)(ii).

“Restricted Unit Agreement” means the Restricted Unit Agreement, Common Series C-2 Unit Agreement or other similar agreements pursuant to which a Person receives Common Series C Units, Common Series D Units, or Common Series C-2 Units.

“Rule 144” means Rule 144 of the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933 and applicable rules and regulations thereunder. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Seventh A&R Agreement” has the meaning set forth in the recitals to this Agreement.

“Sixth A&R Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Liquidity Event” means the occurrence of any of the following events: (a) any sale or disposition by any of the Common Series A Limited Partners as of the Original Effective Date of Common Series A Units (other than to any Permitted Transferee), (b) any sale of Equity Securities of the Public Company by the Common Series A Limited Partners as of the Original Effective Date or the Partnership (directly or indirectly, including pursuant to mergers, consolidations, reorganization or other similar transactions, but excluding any sale or disposition of any PIPE Shares), the proceeds of which, with respect to any such sale by the Partnership, are

(directly or indirectly) in whole or any part distributed to the Common Series A Limited Partners as of the Original Effective Date, and/or (c) any other distribution by the Partnership to the Common Series A Limited Partners as of the Original Effective Date.

“state” means any state within the United States or the District of Columbia.

“Stock Consideration Sale” has the meaning set forth in Section 4.6(b).

“Stockholders Agreement” means that certain stockholders agreement of the Public Company, dated as of September 7, 2020, by and among the Public Company, the Partnership, CVC ASM Holdco, L.P., BC Eagle Holdings, L.P., Green Equity Investors VI, L.P., Green Equity Investors Side VI, L.P., LGP Associates VI-A LLC, LGP Associates VI-B LLC, Karman II Coinvest LP and Conyers Park II Sponsor LLC.

“Subject Unit” has the meaning set forth in Section 4.1(b)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Partner” means any Person that has been admitted to the Partnership as a Partner pursuant to Section 9.8 by virtue of such Person’s (a) receiving all or a portion of a Partnership Interest from a Partner or its Assignee (and not from the Partnership) and (b) having complied with the requirements of Section 9.8.

“Successor in Interest” means any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (d) other Transferee, executor, administrator, committee, legal representative or other successor or assign of, any Limited Partner, whether by operation of law or otherwise (including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or Equity Securities of the Partnership and its Subsidiaries).

“Tag-Along Notice” has the meaning set forth in Section 9.4(a).

“Tag-Along Offeree” has the meaning set forth in Section 9.4(a).

“Tag-Along Offeror” has the meaning set forth in Section 9.4(a).

“Tag-Along Sale” has the meaning set forth in Section 9.4(a).

“Targeted Common Series C-2 Amount” shall mean an amount equal to $35,000,000; provided, however, that if at any time there is a Proportionate Amount of Common Series C-2 Units outstanding following the application of Section 3.1(e)(ii), the Targeted Common Series C-2 Amount shall, as of such time and thereafter for all purposes of this Agreement, be decreased to an amount equal to $35,000,000 multiplied by the Proportionate Amount (expressed as a percentage).

“Tax Distribution” has the meaning set forth in Section 4.4.

“Tax Matters Partner” has the meaning set forth in Section 8.1.

“Third Party” means any Person other than the Partnership or its Subsidiaries.

“Threshold Limitation” means, with respect to any particular Common Series C Unit, the equity value ascribed to the Partnership in connection with the issuance of such Common Series C Unit, as set forth in the Restricted Unit Agreement applicable to such Common Series C Unit. For the avoidance of doubt, all Partners hereby acknowledge and agree that the equity value ascribed to the Partnership in connection with the issuance of any particular Common Series C Unit (as set forth in the Restricted Unit Agreement applicable to such Common Series C Unit) shall be deemed increased (without duplication) by the amount of Capital Contributions made to the Partnership after the date of issuance of such Common Series C Unit.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law), but excluding any of the foregoing (i) that occurs with respect to a change in the direct or indirect ownership of a Partner which does not involve a change in control of the ultimate controlling entity of such Partner) or (ii) to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their Affiliates or designees) and any Partner and/or its Affiliates or any similar arrangement relating to a financing arrangement for the benefit of such Partner and/or its Affiliates. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Unit” has the meaning set forth in Section 3.1(a).

“Unpaid Indemnity Amounts” has the meaning set forth in Section 7.18(e).

“Unreturned Common Capital Amount” means, for any Common Unit, as of any time, an amount equal to (a) the Common Capital Amount of such Common Unit, minus (b) the aggregate amount of Distributions made by the Partnership prior to such time with respect to such Common Unit under, or in respect of, Section 4.1(a)(i).

“Unvested Common Series C Units” means, with respect to any Common Series C Units as of any given point in time, the following:

(a) Any portion of any Common Series C Units which consist of 8% Common Series C Units and with respect to which any vesting requirements set forth in the applicable Restricted Unit Agreement have not been satisfied as of such time; provided, however, that it is hereby agreed that, notwithstanding any other terms to the contrary in any applicable Restricted Unit Agreement, any performance-based vesting requirements set forth in the applicable Restricted Unit Agreement with respect to any such Common Series C Units for any particular referenced period (including, but not limited to, any such requirements which are based on the achievement of any EBITDA or similar requirements with respect to any Fiscal Years, including Fiscal Year 2017, or other period) shall be deemed satisfied with respect to each such referenced period as of the applicable measurement date for such period (and, to the extent that any such Common Series C Unit has previously been forfeited solely by reason of not having satisfied any such performance-based vesting requirements for any such prior period, such Common Series C Unit shall not be deemed forfeited by reason thereof if the holder of such Common Series C Unit was a Limited Partner on March 15, 2018, and shall be deemed to have met such performance-based vesting requirement for such prior period).

(b) Any portion of any Common Series C Units which consist of 20% Common Series C Units and with respect to which (i) the Vesting Exit Event for 20% Common Series C Units has not been satisfied as of such time, or (ii) the vesting requirements set forth in the applicable Restricted Unit Agreement have not been satisfied as of such time, provided, however, that it is hereby agreed that, notwithstanding any other terms to the contrary in any applicable Restricted Unit Agreement, any performance-based vesting requirements set forth in the applicable Restricted Unit Agreement with respect to any such Common Series C Units for any particular referenced period (including, but not limited to, any such requirements which are based on the achievement of any EBITDA or similar requirements with respect to any Fiscal Years, including Fiscal Year 2017, or other period) shall be deemed satisfied with respect to each such referenced period as of the applicable measurement date for such period (and, to the extent that any such Common Series C Unit has previously been forfeited solely by reason of not having satisfied any such performance-based vesting requirements for any such prior period, such Common Series C Unit shall not be deemed forfeited by reason thereof if the holder of such Common Series C Unit was a Limited Partner on March 15, 2018, and shall be deemed to have met such performance-based vesting requirement for such prior period).

“Upstream Indemnifying Party” has the meaning set forth in Section 7.18(e).

“Vested Common Series C Units” means, as of any given point in time, any Common Series C Units which, as of such time, are not Unvested Common Series C Units.

“Vested Common Series C-2 Units” means, as of any given point in time, all Common Series C-2 Units which are issued and outstanding as of such time (i.e. all Common Series C-2 Units shall be considered to be Vested Common Series C-2 Units upon grant); provided, however, that such Common Series C-2 Units shall be subject to forfeiture pursuant to the terms of Section 3.1(e).

“Vested Unit” shall mean any Vested Common Series C Unit or Vested Common Series C-2 Unit.

“Vesting Exit Event for 8% Common Series C Units” means (x) with respect to the 8% Common Series C Units addressed in the Daymon Unit Grant Agreements, an event that shall be deemed to have occurred as of the date of the Fifth A&R Agreement and (y) with respect to all other 8% Common Series C Units, the date such 8% Common Series C Units cease to be Unvested Common Series C Units within the meaning of subsection (a) of the definition herein of “Unvested Common Series C Units” and the vesting schedule set forth in Section 4(a) of the Restricted Unit Agreement evidencing such Common Series C Units (or, with respect to such 8% Common Series C Units that ceased to be Unvested Common Series C Units prior to the date of the Fifth A&R Agreement, the date of the Fifth A&R Agreement).

“Vesting Exit Event for 20% Common Series C Units” shall be deemed met with respect to 20% Common Series C Units as follows,

(i) to the extent a Public Offering has been consummated, with respect to:

(A) 33.3% of the aggregate number of 20% Common Series C Units originally issued to each Common Series C Limited Partner, the consummation of such Public Offering, and, as of the close of the 180th day following such Public Offering, the Common Series A Limited Partners who held Common Series A Units as of the Original Effective Date shall have realized an implied pre-tax internal rate of return (as determined as described below) of at least 20% compounded annually on the Capital Contributions made by such Common Series A Limited Partners as of the Original Effective Date with respect to the Common Series A Units held by them as of the Original Effective Date. Notwithstanding the preceding sentence, in the event that a Potential Acceleration Event occurs prior to the close of such 180th day, then the percentage of such 20% Common Series C Units described in this clause (i) shall not be less than the Minimum Percentage;

(B) that percentage of the aggregate number of 20% Common Series C Units originally issued to each Common Series C Limited Partner (inclusive of any such 20% Common Series C Units which may have met the vesting requirements described in clause (i) above) equal to the greater of 66.6% or the then-applicable Minimum Percentage, the consummation of such Public Offering, and, as of the one (1) year anniversary of the consummation of such Public Offering, the Common Series A Limited Partners who held Common Series A Units as of the Original Effective Date shall have realized an implied pre-tax internal rate of return (as determined as described below) of at least 20% compounded annually on the Capital Contributions made by such Common Series A Limited Partners as of the Original Effective Date with respect to the Common Series A Units held by them as of the Original Effective Date. Notwithstanding the preceding sentence, in the event that a Potential Acceleration Event occurs prior to the close of such one (1) year anniversary, then the percentage of such 20% Common Series C Units which shall be described in this clause (ii) shall not be less than the Minimum Percentage; and

(C) 100% of the aggregate number of 20% Common Series C Units originally issued to each Common Series C Limited Partner (inclusive of any such Common Series C Units held by such Common Series C Limited Partner which may have previously met the vesting requirements pursuant to clauses (i) or (ii), above), the consummation of such Public Offering, and, as of the two (2) year anniversary of the consummation of such Public Offering, the Common Series A Limited Partners who held Common Series A Units as of the Original Effective Date shall have realized an implied pre-tax internal rate of return (as determined as described below) of at least 20% compounded annually on the Capital Contributions made by such Common Series A Limited Partners as of the Original Effective Date with respect to the Common Series A Units held by them as of the Original Effective Date.

(ii) Regardless of whether a Public Offering has occurred, with respect to 100% of the aggregate number of 20% Common Series C Units originally issued to each Common Series C Limited Partner (inclusive of any such Common Series C Units held by such Common Series C Limited Partner which may have previously met the vesting requirements pursuant to clauses (i)(A), (i)(B) or (i)(C), above), the Common Series A Limited Partners who held Common Series A Units as of the Original Effective Date shall, on or prior to the date which is the earlier of (x) the two (2) year anniversary of the occurrence of any Public Offering (if any) and (y) the occurrence of a Partnership Sale (within the meaning of clause (iii) of the definition of Partnership Sale), have realized an actual pre-tax internal rate of return (as determined as described below) of at least 20% compounded annually on the Capital Contributions made by such Common Series A Limited Partners as of the Original Effective Date with respect to the Common Series A Units held by them as of the Original Effective Date.

For purposes of clauses (i)(A), (i)(B), (i)(C) and (ii), above, the determination of whether any of the applicable Common Series A Limited Partners shall have realized an implied pre-tax internal rate of return (or, with respect to clause (ii), an actual pre-tax internal rate of return) of at least 20% compounded annually on the Capital Contributions made with respect to the Common Series A Units held by them as of the Original Effective Date shall be made (as of the applicable time) by taking into account: (1) the date(s) and amount(s) of any Capital Contributions by such Common Series A Limited Partners as of the Original Effective Date and any Indebtedness of the Partnership assumed by such Common Series A Limited Partners prior to March 15, 2018, (2) the date(s) and amount(s) of any distributions received with respect to such Common Series A Units, and (3) the amount of any sales proceeds or other consideration received by them in connection with any sale or other disposition of such Common Series A Units. For the avoidance of doubt, it is agreed that (i) any management fees paid to such Common Series A Limited Partners and (ii) any Tax Distributions paid to such Common Series A Limited Partners that are not treated pursuant Section 4.4 as advance Distributions under Section 4.1 (if any) shall not be included for determining the implied pre-tax internal rate of return received by such Common Series A Limited Partners hereunder.

For purposes of the immediately preceding paragraph:

(1) any distributions of Equity Securities or other non-cash property to applicable holders of Common Series A Units shall be taken into account based on the Fair Market Value of such distribution;

(2) solely with respect to determinations pursuant to clauses (i)(A), (i)(B) or (i)(C), above (i.e. after a Public Offering), as of the relevant time period (i.e., the 180th day referenced in clause (i)(A) above, the one (1) year anniversary of the Public Offering referenced in clause (i)(B) above, or the two (2) year anniversary of the Public Offering referenced in clause (i)(C) above), the following events shall be deemed to have occurred:

(a) the Partnership shall be deemed to have hypothetically sold all of its assets for the Fair Market Value thereof (and the Fair Market Value of any Equity Securities of the Public Company directly or indirectly held by the Partnership as of such time shall be equal to the Imputed Value thereof, as determined as of such date), followed by a distribution of all proceeds thereof (net of any outstanding liabilities of the Partnership as of such time) to the Partners pursuant to the terms of this Agreement; and

(b) the applicable holders of the Common Series A Units shall be deemed to have received their portion of such hypothetical distributions, such portion being determined pursuant to the terms of this Agreement, after giving effect to the vesting of the Common Series C Units in accordance with the terms of this Agreement and any Restricted Unit Agreement and the vesting of the Common Series D Units and any other similar securities (including Common Series C-2 Units) in accordance with the terms of this Agreement any governing agreement thereof.

Notwithstanding the foregoing provisions, as of immediately following the consummation of any Potential Acceleration Event, the percentages of the 20% Common Series C Units which shall be deemed to have satisfied the Vesting Exit Event for 20% Common Series C Units pursuant to clauses (i)(A), (i)(B) or (i)(C), above, shall not be less than the then applicable Minimum Percentage (if any, as in effect as of such time).

“Vesting Exit Event for Common Series C Units” means either a Vesting Exit Event for 8% Common Series C Units or a Vesting Exit Event for 20% Common Series C Units.

“Yield Test Event” means the occurrence of either or both of the following: (i) the LGP Investors (in the aggregate) shall have received an amount (as determined below) equal to or greater than 1.5x the Capital Contributions of the LGP Investors (in the aggregate) made prior to the date of the Fourth A&R Agreement with respect to the Common Series A Units held by the LGP Investors as of the date of such Fourth A&R Agreement (such Capital Contributions also being referred to as the “Applicable Capital Contributions” with respect to such LGP Investors), or (ii) the CVC Investors (in the aggregate) shall have received a return of equal to or greater than 1.5x the Capital Contributions of the CVC Investors (in the aggregate) made prior to the date of the Fourth A&R Agreement with respect to the Common Series A Units held by the CVC Investors as of the date of such Fourth A&R Agreement (such Capital Contributions also being referred to as the “Applicable Capital Contributions” with respect to such CVC Investors).

For purposes of this definition of Yield Test Event, the determination of whether the LGP Investors or CVC Investors (as applicable) shall have received an amount equal to or greater than 1.5x their respective Applicable Capital Contributions, as described above, shall be made (A) prior to a Partnership Sale (within the meaning of clause (iv) of the definition of Partnership Sale) by taking into account the amount of any distributions received with respect to any Common Series

A Units held by the LGP Investors or the CVC Investors (including any distributions of Equity Securities of any Subsidiary of the Partnership, which shall be taken into account based on the Fair Market Value of such distributions, but, for the avoidance of doubt, not including any payment of any management fees to the LGP Investors or the CVC Investors or any Tax Distributions paid to the LGP or the CVC Investors that are not treated pursuant Section 4.4 as advance Distributions under Section 4.1 (if any)) and/or any consideration received upon the direct or indirect sale, transfer or other disposition of such Common Series A Units by the LGP Investors or CVC Investors, as applicable, or

(B) in the event of a Partnership Sale within the meaning of clause (iv) of the definition of Partnership Sale, by taking into account all amounts received (or deemed received) in connection with such Partnership Sale (and, for the avoidance of doubt, taking into account any amounts described in the immediately preceding clause (A) received with respect to any Common Series A Units held by the LGP Investors or the CVC Investors prior to such Partnership Sale (within the meaning of clause (iv) of the definition of Partnership Sale)).

In addition, solely in the event that a Public Offering has occurred, then for purposes of this definition of Yield Test Event, as of the date which is the two (2) year anniversary of a date such Public Offering is consummated: (1) the Partnership shall be deemed to have hypothetically sold all of its assets for the Fair Market Value thereof (and the Fair Market Value of any Equity Securities of the Public Company directly or indirectly held by the Partnership as of such time shall be equal to the Imputed Value thereof, as determined as of such date), followed by a distribution of all proceeds thereof (net of any outstanding liabilities of the Partnership as of such time) to the Partners pursuant to the terms of this Agreement; and (2) the LGP Investors and CVC Investors shall each be deemed to have received their portion of such hypothetical distributions, such portion being determined pursuant to the terms of this Agreement, after giving effect to the vesting of the Common Series C Units in accordance with the terms of any Restricted Unit Agreement and any other similar securities (including Common Series C-2 Units) in accordance with the terms of any governing agreement thereof.

“Yonghui” means Yonghui Investment Limited.

1.2 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” or “dollars” means the lawful currency of the United States of America;

(k) references to “the date hereof,” “the date of this Agreement” or other phrases of similar import shall, unless otherwise stated, be construed to refer to the Effective Date.

(l) the PIPE Shares and any other shares of common stock of the Public Company acquired by any Member (but not the Partnership) (and, in each case, any amounts paid is respect thereof) shall be disregarded in their entirety for purposes of any calculation or determination hereunder, other than in respect of Director nomination and appointment rights set forth in ARTICLE VII;

(m) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(n) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation of the Partnership. The General Partner formed the Partnership pursuant to a Certificate of Limited Partnership dated June 13, 2014. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware and shall continue until the dissolution and termination of the Partnership in accordance with the provisions of Article X hereof.

2.2 Effect of Partnership Agreement. The Partners hereby execute this Agreement for the purpose of establishing and continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. To the extent that the rights, powers, duties, obligations and liabilities of any Partners are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control. Notwithstanding anything to the contrary herein, (i) this Agreement shall only become effective upon, and subject to, the occurrence of the Closing and the consummation of the Transactions (as such terms are defined in the Merger Agreement) (the date when the Transactions are consummated, the “Effective Date”), and (ii) to the extent the Transactions are not consummated, this Agreement shall be null and void ab initio as of the time that the Merger Agreement is terminated in accordance with its terms and the Seventh A&R Agreement shall continue to govern the affairs of the Partnership in all respects.

2.3 Name. The name of the Partnership shall be “Karman Topco L.P.” or such other name or names as the General Partner may designate from time to time. The General Partner shall promptly notify each Limited Partner in writing of any change in the Partnership’s name.

2.4 Powers; Purposes.

(a) General Powers. The Partnership shall have all of the powers of a Delaware limited partnership, including the power to engage in any lawful act or activity for which limited partnerships may be organized under the Delaware Act.

(b) Purposes. The nature of the initial business or purposes to be conducted or promoted by the Partnership is to acquire, own and/or dispose of Advantage Solutions Inc. and any Subsidiaries thereof. The Partnership may engage in any and all activities in which limited partnerships formed in the State of Delaware under the Delaware Act may participate and to do all things that are related or incidental to the foregoing or necessary, advisable, appropriate or expedient to accomplish the foregoing.

(c) Limitation. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware.

(d) Partnership Action. Subject to compliance by the General Partner with the provisions of this Agreement and except as prohibited by applicable law, (i) the Partnership may, upon approval by the General Partner enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Partner, and (ii) the General Partner may authorize any Person (including any Partner or its or their officers) to enter into and perform any documents on behalf of the Partnership.

2.5 Principal Office; Registered Office. The Partnership shall maintain an office and principal place of business at the offices of Leonard Green & Partners, L.P., 11111 Santa Monica

Boulevard, Suite 2000, Los Angeles, California 90025 or at such other place or places in the United States as the General Partner may from time to time designate. The General Partner shall promptly notify each Limited Partner in writing of any change to the Partnership’s principal place of business.

2.6 Term. The term of the Partnership commenced on the date the certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Article X.

2.7 Foreign Qualification. The General Partner shall cause to be taken all actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other jurisdictions in which the Partnership engages in business.

2.8 Partnership Status. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement for any purpose, and neither this Agreement nor any other document entered into by the Partners relating to the subject matter hereof shall be construed to suggest otherwise. The Partnership shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and each Partner and the Partnership shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, and the Partnership shall not change such classification without the prior written consent of the Centerview Investors, the LGP Investors, the CVC Investors, and the Majority Daymon Holder.

ARTICLE III

ADMISSION OF MEMBERS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1 Capitalization.

(a) Units: Initial Capitalization.

(i) Each Partner’s interest in the Partnership, including such Partner’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Partnership and the right to vote, if any, on certain Partnership matters as provided in this Agreement shall be represented by units of limited partnership interest (each a “Unit”). The Partnership shall initially have five (5) authorized types of Units, consisting of Common Series A Units (the “Common Series A Units”), Common Series B Units (the “Common Series B Units”), Common Series C Units (the “Common Series C Units”) and Common Series D Units (the “Common Series D Units”), and the Common Series C-2 Units (the “Common Series C-2 Units”).

(ii) The Common Series C Units shall consist of (1) Common Series C Units (including, for the avoidance of doubt, the Common Series C Units granted pursuant to the Daymon Unit Grant Agreements) that will participate in Distributions (subject to the terms hereof and of the applicable Grant Agreement) following a Vesting Exit Event for 8% Common Series C Units (the “8% Common Series C Units”) and (2) Common Series C Units that will participate in Distributions (subject to the terms hereof and of the applicable Grant Agreement) to the extent such Units are Vested Common Series C Units (the “20% Common Series C Units”).

(iii) The aggregate number of Common Series A Units authorized for issuance shall be 5,000,000.000 (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series A Units, the “Authorized Common Series A Units”). The aggregate number of Common Series B Units authorized for issuance shall be 100,000.000 (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series B Units, the “Authorized Common Series B Units”). The aggregate number of Common Series C Units authorized for issuance shall be 184,382.840 (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series C Units, the “Authorized Common Series C Units”), of which 141,088.240 Authorized Common Series C Units may be issued as 8% Common Series C Units (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series C Units, the “Authorized 8% Common Series C Units) and 43,294.600 may be issued as 20% Common Series C Units (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series C Units, the “Authorized 20% Common Series C Units”). Other than pursuant to the Daymon Unit Grant Agreements, each grant of Common Series C Units shall be made in the proportion of 75% of 8% Common Series C Units and 25% of 20% Common Series C Units. The aggregate number of Common Series D Units authorized for issuance shall be 30,000.000 (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series D Units, the “Authorized Common Series D Units”). The aggregate number of Common Series C-2 Units authorized for issuance shall be 35,000.000 (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series C-2 Units, the “Authorized Common Series C-2 Units”); provided, that the Daymon Holders shall not be eligible to receive any grants of any Common Series C-2 Units and the Common Series C-2 Units shall not be issued to any Daymon Holders. For the avoidance of doubt, none of the Common Series C-2 Units shall be forfeited except as provided in Section 3.1(e).

(iv) As of the date hereof the Partnership has the following duly issued and outstanding units: 2,004,386.090 Common Series A Units, 84,117.319 Common Series B Units, 172,480.404 Common Series C Units, 33,300.001 Common Series C-2 Units and 30,000.000 Common Series D Units (provided, however, that the foregoing Common Series C Unit number is subject to change, including a change occurring on the date hereof, as a result of a separation of a Management Holder). Except as otherwise required by law, only Common Series A Units shall be entitled to vote on matters presented to the Partners for approval. The ownership by a Limited Partner of Units shall invest such Limited Partner with the Economic Interest therein (except to the extent Transferred to an Assignee as permitted by this Agreement) and the governance rights set forth in this Agreement. For purposes of this Agreement, Units held by the Partnership or any of its Subsidiaries shall be deemed not to be outstanding. The Partnership may issue fractional Units, and all Units shall be rounded to the third decimal place.

(b) Issuance of Additional Units. Subject to the express provisions of this Agreement, including Section 9.7, the General Partner shall have the right to cause the Partnership to issue at any time after the Original Effective Date, and for such amount and form of consideration as the General Partner may determine, (i) Additional Units (of existing classes or new classes) or other Equity Securities of the Partnership (including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the General Partner), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities of the Partnership and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities of the Partnership, and in connection therewith, and, subject to the provisions of Section 12.2, the General Partner shall have the power to make amendments to this Agreement as the General Partner in its discretion deems necessary or appropriate to give effect to such additional issuance; provided, that the issue price of any Equity Security issued pursuant to this Section 3.1(b) shall not be less than the Fair Value of such Equity Security at the time of issuance; provided, further, that without the Centerview Investors’ prior written consent the Partnership shall not, and shall cause its Subsidiaries not to, issue any (x) Common Series D Units (or any of the forgoing in respect of Common Series D Units), (y) Equity Securities of any Subsidiary of the Partnership (other then, for the avoidance of doubt, the Public Company or its Subsidiaries), other than in the case of this clause (y) (1) to the Partnership or to any other wholly-owned Subsidiary of the Partnership or (2) in connection with any offering of Equity Securities that would have constituted an Excluded Units if such offering had been made by the Partnership (with the provisions of the definition of Excluded Units applying mutatis mutandis to such offering) and (z) any Equity Securities of the Partnership that are pari passu or more senior to the Common Series D Units with respect to Distributions to any Person, other than in the case of this clause (z): (1) subject to compliance with Section 9.7 (as it exists on the date hereof), Common Series A Units and Common Series B Units (or any of the foregoing in respect of Common Series A Units or Common Series B Units); (2) solely to a Person who is (or will become upon such issuance) a Management Partner, Common Series C Units; (3) Equity Securities that are more senior with respect to Distributions to all Units as of the date hereof; or (4) Equity Securities that are pari passu to the Common Series D Units with respect to Distributions to a non-Affiliated third party or a group of non-Affiliated third parties, subject to compliance with Section 9.7 (as it exists on the date hereof).

(c) Additional Issuances of Common Series C Units. The Common Series C Units may be issued from time to time to employees, officers, directors and other service providers of the Partnership and its Subsidiaries as determined by the General Partner. The Partnership shall reserve the Common Series C Units for issuance to employees, officers, directors and other service providers of the Partnership and its Subsidiaries, in the amounts set forth in Section 3.1(a) and on the terms set forth in a Grant Agreement or on such other terms, including vesting or repurchase, as the General Partner may determine in its discretion.

(d) Recapitalization or Exchange of Units. Any recapitalization or exchange of Units (by Unit split or otherwise) or combination (by reverse Unit split or otherwise) of any particular class or series of outstanding Units shall be made contemporaneously to all classes and series of outstanding Units.

(e) Potential Forfeiture Events for Common Series C-2 Units. All Common Series C-2 Units shall be fully vested as of the date of issuance thereof; provided, however, that such Common Series C-2 Units shall be subject to forfeiture as described in this Section 3.1(e), as follows:

(i) Yield Testing (Full). If (A) a Public Offering has been consummated and the Yield Test Event has not occurred on or prior to the date which is the two (2) year anniversary of such Public Offering, or (B) a Public Offering has not been consummated and the Yield Test Event has not occurred on or prior to (or in connection with) a Partnership Sale (within the meaning of clause (iv) of the definition of Partnership Sale) (taking into account consideration to be received by the LGP Investors and/or the CVC Investors in such Partnership Sale), then, in either case in clause (A) or clause (B) all of the Common Series C-2 Units shall be deemed forfeited and no longer outstanding as of such time, except as provided in Section 3.1(e)(ii). If the Yield Test Event has occurred on or prior to the time described in the immediately preceding sentence, all Common Series C-2 Units outstanding as of the time of such occurrence shall be deemed to have met the Yield Test Event as of such time.

(ii) Yield Testing (Partial). Notwithstanding the provisions of Section 3.1(e)(i), if (A) a Public Offering has been consummated and the Yield Test Event has not occurred on or prior to date which is the two (2) year anniversary of such Public Offering, or (B) a Public Offering has not been consummated and the Yield Test Event has not occurred on or prior to (or in connection with) a Partnership Sale (within the meaning of clause (iv) of the definition of Partnership Sale) (taking into account the consideration to be received by the LGP Investors and/or the CVC Investors in such Partnership Sale), but, in either case in clause (A) or (B) the amounts which the LGP Investors (in the aggregate) or the CVC Investors (in the aggregate) have received and/or are deemed to receive for purposes of the Yield Test Event on or prior to the date which is the two (2) year anniversary of such Public Offering (in the case of clause (A)), or upon the occurrence of such Partnership Sale (in the case of clause (B)) (the “Deemed Received Amounts”) are at least equal to 1.0x the Applicable Capital Contributions of such LGP Investors or CVC Investors (respectively and as applicable), then a Proportionate Amount of the Common Series C-2 Units originally issued to each recipient of such issuance shall not be forfeited by reason of Section 3.1(e)(i), and such Proportionate Amount of Common Series C-2 Units shall remain issued and outstanding for all purposes and shall not be subject to forfeiture (such Proportionate Amount of Common Series C-2 Units shall be considered as Units which have satisfied the Yield Test Event). For this purpose, the “Proportionate Amount” of Common Series C-2 Units shall be equal to a percentage, which percentage shall be the greater of: (x) the Deemed Received Amounts with respect to the LGP Investors minus the Applicable Capital Contributions of the LGP Investors, divided by the excess of the product of 1.5 times the Applicable Capital Contributions of the LGP Investors minus the Applicable Capital Contributions of the LGP Investors, or (y) the Deemed Received Amounts with respect to the CVC Investors minus the Applicable Capital Contributions of the CVC Investors, divided by the product of 1.5 times the Applicable Capital Contributions of the CVC Investors minus the Applicable Capital Contributions of the CVC Investors. For the avoidance of doubt, the Proportionate Amount shall not exceed 100% in any case.

For example, if, in a scenario where a Public Offering has occurred and, as of the two (2) year anniversary of such Public Offering, the Deemed Received Amounts with respect to the LGP Investors is determined to be $1,250x, and the Applicable Capital Contributions of the LGP Investors is $1,000x, then the percentage described in the immediately preceding sentence with respect to the LGP Investors would be 50% (i.e., ($1,250x minus $1,000x) divided by ((1.5 times $1,000x) minus $1,000), or $250x divided by $500x = 50%). If, in this same example, the percentage determined with respect to the CVC Investors as of such time is also 50%, then, in this example, 50% of the Common Series C-2 Units shall continue to remain outstanding and 50% of such Common Series C-2 Units shall be deemed forfeited as of such two (2) year anniversary date by reason of Section 3.1(e)(i) and (ii).

For the avoidance of doubt, in the event that a Public Offering has (x) occurred, Common Series C-2 Units shall be forfeited immediately following the date which is the two (2) year anniversary of such Public Offering unless such Common Series C-2 Units remain outstanding pursuant to the preceding provisions of this Section 3.1(e) or (y) not occurred, Common Series C-2 Units shall be forfeited immediately following the date of a Partnership Sale (within the meaning of clause (iv) of the definition of Partnership Sale) unless such Common Series C-2 Units remain outstanding pursuant to the preceding provisions of this Section 3.1(e).

(iii) Voluntary Resignations and Terminations for Cause. In the event that any grantee of Common Series C-2 Units voluntarily terminates his or her employment with the Partnership and all of its Subsidiaries (other than for Good Reason) or is terminated by the Partnership and all of its Subsidiaries for Cause and such voluntary termination or termination for Cause occurs at any time prior to the earlier of (x) the date (if any) upon which Yield Test Event has been met with respect to the Common Series C-2 Units issued to such grantee (as determined pursuant to clauses (i) or (ii), above), and (y) the date which is the two (2) year anniversary of any Public Offering or the date of a Partnership Sale (within the meaning of clause (iv) of the definition of Partnership Sale), as applicable, then all of the Common Series C-2 Units issued to such grantee shall thereupon be forfeited and shall no longer be considered to be issued and outstanding.

(f) Safe Harbor Election.

(i) By executing this Agreement, each Partner authorizes and directs the Partnership to elect to have the “safe harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Partnership transferred to a service provider by the Partnership (such as a Common Series C Unit) on or after the effective date of such Revenue Procedure in connection with services provided to the Partnership. For purposes of making such safe harbor election, the Tax Matters Partner or the Partnership Representative, as the case may be, is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Partnership and accordingly, for execution of a “safe, harbor election” in accordance with Section 3.03(1) of the Notice. The Partnership and each Partner hereby agree to comply with all requirements of the safe harbor described in the Notice, including the requirement that each Partner shall prepare and file all federal income tax returns reporting the income tax effects of each safe harbor partnership interest issued by the Partnership in a manner consistent with the requirements of the Notice.

(ii) A Partner’s obligations to comply with the requirements of this Section 3.1(f) shall survive such Partner’s ceasing to be a Partner of the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership, and, for purposes of this Section 3.1(f) the Partnership shall be treated as continuing in existence.

(iii) Each Partner authorizes the Tax Matters Partner or the Partnership Representative, as the case may be, to amend Sections 3.1(f)(i) and 3.1(f)(ii) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service or Treasury Department guidance); provided, that such amendment is not materially adverse to such Partner (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership).

(g) Tax Treatment. The Common Series C-2 Units have each been issued (and/or will be issued) solely to Persons who were pre-existing Partners of the date of such issuance. The intentions of the Partnership and the parties to this Agreement regarding the issuance of the Common Series C-2 Units (and/or any issuances of additional Common Series C Units to Persons who are pre-existing Partners) is that such issuances of Units shall not, for any U.S. federal and applicable state and local tax purposes, constitute a taxable issuance of new Units in the Partnership. Except as otherwise required by law, neither the Partnership nor any of the parties to this Agreement shall take any position on any tax return or related filing which is inconsistent with the intentions described in this Section 3.1(g).

(h) Public Company Equity Incentive Plan. The Partnership shall approve and cause the Public Company to adopt and maintain an equity incentive plan for making grants to management and other service providers to the Public Company with such terms and with respect to such number of shares as shall be determined by the board of directors of the Public Company in its good faith discretion.

3.2 Admission of Partners; Additional Partners.

(a) Schedule of Units; Schedule of Partners. The Partnership shall maintain and keep at the principal office of the Partnership designated pursuant to Section 2.5 (i) a Schedule of Units on which it shall set forth the aggregate number of Units of each class and the aggregate amount of cash Capital Contributions that have been made by each Partner and the Fair Market Value of any property other than cash contributed by each Partner with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Partnership or to which contributed property is subject), and (ii) a Schedule of Partners on which it shall set forth the names and address of each Partner. The Partnership shall also maintain a schedule setting forth the name and address of each Partner, the number of Units of each class owned by such Partner and the aggregate Capital Contributions that have been made by such Partner with respect to such Partner’s Units. An updated copy of the Schedule of Partners shall be made available to any Partner upon written request to the Partnership; provided, that certain confidential information or sensitive information may, in the discretion of the Board, be redacted from the information provided to any Partner, other than a CVC Investor, a LGP Investor or a Daymon Holder, and the Schedule of Units shall be available to any holders of Common Series A Units.

(b) Additional Partners. Subject to the express provisions of this Agreement, the General Partner shall have the right to admit Additional Partners. A Person may be admitted to the Partnership as an Additional Partner upon compliance with the express provisions of this Agreement and upon furnishing to the General Partner (i) a joinder agreement, in form satisfactory to the General Partner, pursuant to which such Person agrees to be bound by all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Partner (including entering into an investor representation agreement or such other documents as the General Partner may deem appropriate). Such admission shall become effective on the date on which the General Partner determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership. Upon the admission of an Additional Partner, the Schedule of Partners shall be amended to reflect the name, address and Units and other interests in the Partnership of such Additional Partner.

3.3 Capital Accounts.

(a) The Partnership shall maintain a separate capital account for each Limited Partner according to the rules of Regulations Section 1.704-1(b)(2)(iv) (each a “Capital Account”). The Capital Account of each Limited Partner shall be credited initially with an amount equal to such Limited Partner’s cash contributions and the initial Gross Asset Value of any property contributed to the Partnership by the Limited Partner (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to).

(b) The Capital Account of each Limited Partner shall (i) be credited with all Income allocated to such Limited Partner pursuant to Section 5.1 and Section 5.2, and with the amount equal to such Limited Partner’s cash contributions and the initial Gross Asset Value of any property contributed to the Partnership by the Limited Partner (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to) following the Original Effective Date, and (ii) be debited with all Loss allocated to such Limited Partner pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Limited Partner and liabilities to which such property is subject) distributed by the Partnership to such Limited Partner.

(c) The Partnership may, upon the occurrence of the events specified in Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts of the Limited Partners in accordance with the rules of such Regulations and Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property.

3.4 Negative Capital Accounts. No Limited Partner shall be required to pay to any other Limited Partner or the Partnership any deficit or negative balance that may exist from time to time in such Limited Partner’s Capital Account (including upon and after dissolution of the Partnership).

3.5 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Partnership, except as expressly provided herein.

3.6 Loans from Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. If any Partner shall loan funds to the Partnership, then the making of such loans shall not result in any increase in the Capital Account balance of such Partner. The amount of any such loans shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.7 No Right of Partition. No Limited Partner shall have the right to seek or obtain partition by court decree or operation of law of any property of the Partnership or any of its Subsidiaries or the right to own or use particular or individual assets of the Partnership or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to Distributions of specific assets of the Partnership or any of its Subsidiaries.

3.8 Non-Certification of Units; Legend; Units Are Securities. Units shall be issued in non-certificated form; provided that the General Partner may cause the Partnership to issue certificates to a Limited Partner representing the Units held by such Limited Partner. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES A COMMON UNIT REPRESENTING AN INTEREST IN KARMAN TOPCO L.P.

THE INTEREST IN KARMAN TOPCO L.P. REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN LIMITED PARTNERSHIP AGREEMENT OF KARMAN TOPCO L.P., DATED AS OF AUGUST 29, 2018 BY AND AMONG KARMAN GP LLC, AS GENERAL PARTNER, AND EACH OF THE LIMITED PARTNERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions.

(a) General. No distributions shall be made to the General Partner. Subject to the provisions of Section 4.4 and Section 4.6, the General Partner shall have sole discretion regarding the amount and timing of Distributions to the Limited Partners. All such Distributions shall (subject to the other provisions of this Section 4.1, and subject to any other applicable provisions of this Agreement) be made in the following order of priority (and, for the avoidance of doubt, the parties intend that for purposes of applying the following priorities, the Distributions made from time to time under this Section 4.1 shall be given cumulative effect):

(i) first, 100% to the Common Series A Limited Partners and the Common Series B Limited Partners, ratably among such Common Series A Limited Partners and Common Series B Limited Partners in proportion to the then aggregate Unreturned Common Capital Amount with respect to all Common Series A Units and Common Series B Units then held by each such Common Series A Limited Partner and Common Series B Limited Partner until the Unreturned Common Capital Amount in respect of all outstanding Common Series A Units and Common Series B Units is equal to zero; and

(ii) second, until the point in time upon which the holders of Common Series C-2 Units have received distributions pursuant to this Section 4.1(a)(ii) equal to the Targeted Common Series C-2 Amount, any such additional Distributions shall be made among the Limited Partners as follows: All such amounts shall initially be apportioned among the holders of Units (other than Common Series C-2 Units) ratably based on the proportionate number of Common Units (other than Common Series C-2 Units) held by each such holder (such initial apportionment to be done without regard to any otherwise applicable Threshold Limitation), and all such amounts initially apportioned to holders of Common Series A Units, Common Series B Units or Common Series D Units shall be distributed to such holders, and all such amounts initially apportioned to such holders of Common Series C Units shall be distributed as follows:

(1) Any such amounts shall be distributed to such holders of Common Series C Units (ratably to each based on their relative holdings of such Common Series C Units); provided, however, that any such amounts which are not distributable to any such holder of such Common Series C Units by reason of the application of any Threshold Limitation shall, in lieu of being distributed to such holder of such Common Series C Units, instead be distributed to the holders of the Common Series C-2 Units (ratably to each based on their relative holdings of such Common Series C-2 Units), subject to the provisions of clause (2) of this Section 4.1(a)(ii).

(2) Notwithstanding the foregoing, it is agreed that the maximum aggregate amounts which shall be distributable with respect to the holders of the Common Series C-2 Units pursuant to this Agreement (including in connection with any Exchanges) shall not exceed an aggregate amount equal to the Targeted Common Series C-2 Amount.

(iii) third, following the point in time upon which holders of Common Series C-2 Units have received aggregate distributions pursuant to Section 4.1(a)(ii) equal to the Targeted Common Series C-2 Amount, any additional Distributions shall be distributed to all Limited Partners ratably among such Limited Partners in proportion to the aggregate number of Common Units (other than Common Series C-2 Units) then held by such Limited Partners.

(b) Modifications for Certain Units. Notwithstanding the foregoing, the provisions of Section 4.1, shall be subject to the following provisions:

(i) Escrow for Subject Units. The portion of any Distributions pursuant to Section 4.1(a)(ii) or (iii) above, in respect of Unvested Common Series C Units and any Pre-Yield Tested Series C-2 Units (collectively, the “Subject Units”) shall be deposited with a third-party escrow agent to be reasonably acceptable to the Partnership, with respect to the applicable Common Series C Limited Partners and Common Series C-2 Limited Partners, such third-party escrow agent to be engaged on terms reasonably acceptable to the Partnership, with respect to the applicable Common Series C Limited Partners and Common Series C-2 Limited Partners (such portion, the “Escrowed Distributions”). Promptly, and in any event within five (5) Business Days, after the point in time upon which any Unvested Common Series C Units or any Common Series C-2 Unit is no longer a Pre-Yield Tested Series C-2 Unit and has not been forfeited (and therefor, any such Unit is no longer considered to be a Subject Unit, in each case also referred to as a “Released Unit”), the portion of the Escrowed Distributions (and any earnings accrued thereon) that would have been distributed with respect to such Released Unit but for the application of the immediately preceding sentence shall be released from such escrow and shall be disbursed to the applicable holder of such Released Unit. Promptly, and in any event within five (5) Business Days, after the forfeiture of any Subject Unit in accordance with the terms of the applicable Restricted Unit Agreement or this Agreement, the portion of the Escrowed Distributions (and any earnings accrued thereon) that would have been distributed to the holder of such Subject Unit but for the application of the first sentence of this paragraph (i), shall be released from such escrow (the “Released Amounts”) and shall be disbursed as described in Section 4.1(c).

(ii) Re-Allocation of Distributions on Forfeited Units. In the event of any Distribution which occurs after the forfeiture of any Subject Unit in accordance with the terms of the applicable Restricted Unit Agreement or this Agreement, any amounts which, but for such forfeiture, would have been distributed (or escrowed) to the holder of such forfeited Unit pursuant to Section 4.1(a) (such amounts, together with any Released Amounts, being collectively referred to as “Reallocated Distributions”), shall be distributed as described in Section 4.1(c).

(c) Reallocation of Forfeited Amounts. Notwithstanding any of the provisions of Section 4.1(a):

(i) Common Series C Amounts. Any Reallocated Distributions which are attributable to forfeited Common Series C Units shall be disbursed or distributed as follows:

(1) To the extent such amounts relate to forfeited Common Series C Units which were forfeited due solely to the fact that such Common Series C Units have not met the definition of Vesting Exit Event for 20% Common Series C Units, such amounts shall be disbursed to the Partnership.

(2) To the extent that such amounts are not described in the immediately preceding clause (1), such amounts will be distributed among such holders of outstanding Common Series C Units (and in such proportions) as shall be designated by the chief executive officer of Advantage Solutions, Inc. with approval of the General

Partner, and, in the event that a Public Offering has then occurred, and such amounts are not so designated by such chief executive officer and approved by the General Partner on or prior to the forty-two (42) month anniversary of such Public Offering, such amounts shall be distributed among the holders of Common Series C Units pro rata based on the numbers of such Common Series C Units held by each such holder (and, for this purpose, each holder shall be deemed to hold any Common Series C Units that are no longer outstanding by reason of Section 9.6(a) or (b)).

(ii) Common Series C-2 Amounts. Any Reallocated Distributions attributable to forfeited Common Series C-2 Units shall be disbursed or distributed as follows:

(1) To the extent that such amounts relate to forfeited Common Series C-2 Units which were forfeited solely by reason of the application of Section 3.1(e)(i), above (as determined after taking into account the application of Section 3.1(e)(ii), above), such Reallocated Distributions shall be disbursed to the Partnership.

(2) To the extent that such amounts are not described in the immediately preceding clause (1), such Reallocated Distributions will be distributed among such holders of outstanding Common Series C Units and/or Common Series C-2 Units (and in such proportions) as shall be designated by the chief executive officer of Advantage Solutions, Inc. with approval of the General Partner, and, in the event that a Public Offering has then occurred and such amounts are not so designated and approved on or prior to the forty-two (42) month anniversary of such Public Offering, such amounts shall be distributed to the holders of Common Series C-2 Units which are outstanding as of such time (i.e. not including such forfeited Common Series C-2 Units) in proportion to their relative holdings of such Common Series C-2 Units until the aggregate amounts distributed pursuant to this Agreement with respect to all Common Series C-2 Units is equal to the Targeted Common Series C-2 Amount.

(d) Reallocations for Daymon Series C Distributions. Notwithstanding the foregoing, 50% of the amount of Distributions made pursuant to Section 4.1 to Common Series C Limited Partners that are Daymon Management Holders (the “Daymon Reduced Amount”) shall reduce, on a dollar for dollar basis, Distributions that would otherwise be payable pursuant to Section 4.1 to Common Series A Limited Partners that are Daymon Holders and Common Series B Limited Partners and Common Series C Limited Partners that are Daymon Management Holders. The Daymon Reduced Amount shall instead be Distributed to all Holders that are not Daymon Holders or Daymon Management Holders in accordance with Section 4.1. The Daymon Reduced Amount shall be borne by the Daymon Holders and Daymon Management Holders pro rata based upon a “reverse waterfall” calculation.

(e) Reallocations for Additional Units. Notwithstanding the foregoing, to the extent that a Vesting Exit Event for 20% Common Series C Units has occurred or a Yield Test Event has occurred, any Distributions payable to any Limited Partner in accordance with Section 4.1(a)(ii) and (iii) above which occur on or following the occurrence of such Vesting Exit Event or Yield Test Event, as applicable, shall (to the extent of Distributions available on or following the occurrence of such Vesting Exit Event or Yield Test Event) be reallocated among the Limited

Partners as necessary to cause each Limited Partner to have received cumulative Distributions from December 18, 2017, through and including the date of such Distribution in an amount equal to what such Limited Partners would have received if the Daymon Holders and the Daymon Management Holders had, in addition to the Units actually held by such Limited Partners, held the Additional Units from December 18, 2017, through and including the date of such Distribution. Each Daymon Holder and Daymon Management Holder shall be deemed to own a portion of the Additional Units equal to the portion of the aggregate Common Series A Units, Common Series B Units, or Common Series C Units, as applicable, held by all Daymon Holders and Daymon Managements Holders that are held by such Daymon Holder or Daymon Management Holder.

4.2 Successors. For purposes of determining the amount of Distributions, each Limited Partner shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Limited Partner’s Units.

4.3 Distributions In-Kind. To the extent that the Partnership distributes property in-kind to the Limited Partners (including pursuant to any Exchange, Piggyback Exchange or any distributions pursuant to Section 4.6), the Partnership shall be treated as making a Distribution pursuant to Section 4.1 equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold in a hypothetical sale for an amount equal to its Fair Market Value. Any resulting hypothetical gain or loss shall be allocated to the Capital Accounts of the Limited Partners receiving such Distributions in accordance with Sections 5.1 and 5.2. If the Partnership distributes property in-kind that was contributed to the Partnership by the Daymon Holders (or received in a tax-deferred exchange for property (i) contributed to the Partnership by the Daymon Holders or (ii) previously received in a tax-deferred exchange for property contributed to the Partnership by the Daymon Holders), the Partnership will, to the maximum extent reasonably possible, distribute (and be deemed to distribute) such property to the Daymon Holders who contributed such property to the Partnership, to the extent that such Daymon Holders is entitled to receive a Distribution at such time under this ARTICLE IV. In the event the Partnership distributes property in-kind to the CVC Holders or the LGP Holders, the Daymon Holders shall be afforded the option (with reasonable prior written notice) to receive its pro rata share of such in-kind distribution. If the Partnership makes a Distribution that is part cash and part in-kind, in no event will the Daymon Holders be allocated a proportion of cash and in-kind different than their pro rata share of each, without the prior written consent of the Majority Daymon Holder. The preceding two sentences shall not apply after an initial Public Offering; provided that, following an initial Public Offering, any in-kind distribution mechanisms that are employed in order to deliver CVC Holders or the LGP Holders the benefit of their respective registration rights under the Registration Rights Agreement (or similar liquidity rights under this Agreement) shall similarly be applied to enable other Limited Partners to obtain the benefit of their respective registration rights (if any) under the Registration Rights Agreement (or similar liquidity rights under this Agreement).

4.4 Tax Distributions. Subject to the Delaware Act and to any restrictions contained in any agreement to which the Partnership is bound and notwithstanding the provisions of Section 4.1, for each Fiscal Year the Partnership shall, to the extent that the Partnership has cash available therefor (whether on-hand or from borrowings), and as determined after taking into account

Partnership expenses and liabilities which are then due and payable, but prior to taking into account amounts otherwise distributable pursuant to Section 4.1, make a Distribution in cash (each a “Tax Distribution”) to each Limited Partner in an amount equal to the excess of (a) the product of (i) the aggregate cumulative net taxable income for all taxable periods allocated by the Partnership to the Limited Partner (including in respect of Escrowed Distributions) (with any prior taxable losses allocated by the Partnership to such Limited Partner, reducing such aggregate cumulative net taxable income), in each case, based upon (A) the information returns filed by the Partnership, as amended or adjusted to date, and (B) estimated amounts, in the case of periods for which the Partnership has not yet filed information returns, and (ii) the Assumed Tax Rate, over (b) all prior Distributions (excluding Escrowed Distributions except to the extent actually distributed to the applicable Partner from the escrow) pursuant to this Section 4.4. All Distributions made to a Limited Partner pursuant to this Section 4.4 shall be treated as advance Distributions under Section 4.1 based on the corresponding provision that pertained to the taxable income in question that generated the need for a Tax Distribution and shall be taken into account in determining the amount subsequently distributable to such Limited Partner under Section 4.1.

4.5 Right of Set-Off. As security for any obligations of a Limited Partner (in such Limited Partner’s capacity as a Limited Partner) to the Partnership under any provisions of this Agreement or any other agreement between such Limited Partner (in such Limited Partner’s capacity as a Limited Partner), on the one hand, and the Partnership and/or its Subsidiaries, on the other hand, the Partnership shall have (and each Limited Partner hereby grants to the Partnership) a right to set off any such amounts against any Distributions to such Limited Partner. In addition, whenever the Partnership is to pay any sum to any Limited Partner or any Affiliate or related Person thereof pursuant to the terms of this Agreement, any amounts that such Limited Partner or such Affiliate or related Person owes to the Partnership under any promissory note issued to the Partnership as partial payment for any Units of the Partnership may be deducted from that sum before payment.

4.6 Dissolution Transaction; Sales for Share Consideration; Post-IPO Sales.

(a) Notwithstanding anything else in this Agreement to the contrary, in the event of, and as a condition to any transaction (including a liquidation, dissolution, Distribution and Recapitalization) the direct or indirect result of which is for the Limited Partners prior to such transaction to directly or indirectly own (beneficially or of record) all or substantially all of the assets of the Partnership and its Subsidiaries (as determined on a consolidated basis) other than through the Partnership, in each case, whether in a single transaction or a series of related transactions (each, a “Dissolution Transaction”), the Partnership, the LGP Holders, the CVC Holders, the Daymon Holders and their respective affiliated Permitted Transferees shall, and shall cause the Partnership (or its successor) to, reasonably cooperate with the Centerview Holders and take all actions and enter into all agreements or arrangements as may be reasonably required in connection therewith to ensure that the Common Series C Limited Partners, Common Series C-2 Limited Partners and the Common Series D Limited Partners remain entitled to economic benefits and profit participation that are substantially equivalent to those such Common Series C Limited Partners, Common Series C-2 Limited Partners and Common Series D Limited Partners had in respect of the Common Series C Units, Common Series C-2 Units or the Common Series D Units, as applicable, immediately prior to such Dissolution Transaction as set forth in this Agreement and any agreements contemplated hereby.

(b) Notwithstanding anything else in this Agreement to the contrary, in the event of any Partnership Sale which is a purchase of Equity Interests of the Partnership or any of its Subsidiaries (whether by merger, share exchange or other similar transaction) in which the consideration is not entirely cash (a “Stock Consideration Sale”), the provisions set forth on Schedule 4.6 will apply.

(c) The Partnership, the LGP Holders, the CVC Holders, the Daymon Holders and their respective affiliated Permitted Transferees, on the one hand, and the Common Series C Limited Partners, Common Series C-2 Limited Partners and the Common Series D Limited Partners, if and as applicable, on the other hand, shall cooperate in good faith to cause the tax treatment for the Common Series C Limited Partners, Common Series C-2 Limited Partners and Common Series D Limited Partners, if and as applicable, in respect of the transactions contemplated by this Section 4.6 to be substantially similar to the tax treatment thereof prior to such Dissolution Transaction, to the extent reasonably practicable, it being understood that the LGP Holders, the CVC Holders, the Daymon Holders and their respective affiliated Permitted Transferees shall have no obligation to compensate the Common Series C Limited Partners, Common Series C-2 Limited Partners or the Common Series D Limited Partners for any difference in the actual tax treatment obtained as a result of such cooperation from the tax treatment that would have been obtained if such Dissolution Transaction had not occurred.

(d) Notwithstanding any other provision to the contrary, from and after the consummation of the transactions contemplated by Section 11.1(b) below, none of the provisions of this Section 4.6 shall apply to or with respect to any Common Series C Limited Partner (or former Common Series C Limited Partner) nor to any Common Series C-2 Limited Partner (or former Common Series C-2 Limited Partner), nor to or with respect to any Common Series C Unit or Common Series C-2 Unit (nor to any Equity Securities distributed in respect thereof).

ARTICLE V

ALLOCATIONS

5.1 Allocations. Except as otherwise provided in, and after giving effect to, Section 5.2, Net Income and Net Loss (and, if necessary, individual items of Income and Loss) shall be allocated annually (and at such other times as the General Partner determines) to the Limited Partners in such manner that the positive Capital Account balance of each Limited Partner shall, to the greatest extent possible, be equal to the amount that would be distributed to such Limited Partner (after satisfaction of any financial obligations of each Limited Partner to the Partnership under any provisions of this Agreement), if (a) the Partnership were to sell the assets of the Partnership in a Partnership Sale (treated as a Vesting Exit Event for Common Series C Units to the extent the internal rate of return requirement is deemed satisfied) for their Gross Asset Values, (b) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Partnership were to distribute the remaining proceeds of sale pursuant to Article IV or liquidation pursuant to Section 10.2 and (d) the Partnership were to dissolve pursuant to Article X. In determining the hypothetical distribution pursuant to the preceding sentence, amounts shall be treated as distributable pursuant to Article IV only for purposes of allocating Net Income or items thereof attributable to a Vesting Exit Event for Common Series C Units; provided, however, that, for any taxable year in which or after which the Partnership has realized a substantial amount of proceeds other than from a Vesting Exit Event for Common Series C Units, the General Partner may treat Net Income or items thereof as being attributable to a Vesting Exit Event for Common Series C Units for purposes of this sentence if it determines in its sole discretion that such treatment is necessary in order for the allocations pursuant to this Section 5.1 to comply with the requirements of Section 704 of the Code and the Regulations thereunder or to give economic effect to Article IV and the other economic provisions of this Agreement.

5.2 Special Allocations.

(a) Loss attributable to Partner Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in Partner Minimum Gain, Income for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Limited Partners in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b) Except as otherwise provided in Section 5.2(a), if there is a net decrease in Partnership Minimum Gain during any taxable year, each Limited Partner shall be allocated Income for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Limited Partner that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of Section 5.1 and Section 5.2, then Income for such taxable year shall be allocated to such Limited Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Income and Loss described in clause (d) of the definition of Gross Asset Value shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(e) The allocations set forth in Section 5.2(a) through Section 5.2(d) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Limited Partners intend to allocate Income and Loss of the Partnership or to make Distributions. Accordingly, notwithstanding the other provisions of Sections 5.1 and 5.2, but subject to the Regulatory Allocations, items of Income and Loss of the Partnership shall be allocated among the Limited Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Limited Partners to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Limited Partners anticipate that this shall be accomplished by specially allocating other Income and Loss among the Limited Partners so that, to the extent possible, the net amount of Regulatory Allocations and such special allocations to each such Limited Partner is zero.

5.3 Tax Allocations.

(a) The income, gains, losses and deductions of the Partnership shall be allocated for federal, state and local income tax purposes among the Limited Partners in accordance with the allocation of such income, gains, losses and deductions among the Limited Partners for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Partnership’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Limited Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Limited Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value. The Partnership shall use the “traditional method” described in Regulation Section 1.704-3(b) with respect to any variation (i) between the adjusted basis of the equity of Daymon Eagle Holdings L.P. contributed to the Partnership on December 18, 2017, and its Gross Asset Value and (ii) the adjusted bases of the property held by the Partnership and its Gross Asset Value, in each case, immediately prior to the contribution of Daymon Eagle Holdings L.P. on December 18, 2017. Without the consent of the CVC Investors, the LGP Investors and the Majority Daymon Holder (such consent not to be unreasonably withheld or delayed), the General Partner shall not select, or change, any method of making such allocations under Code Section 704(c) and the Regulations thereunder.

(c) If the Gross Asset Value of any Partnership asset is adjusted pursuant to the requirements of Regulations Section 1.704-l(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c).

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Limited Partners according to their interests in such items as reasonably determined by the General Partner taking into account the principles of Regulations Section 1.704-l(b)(4)(ii).

(e) Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Limited Partner’s Capital Account or share of Income, Loss, Distributions or other Partnership items pursuant to any provision of this Agreement.

5.4 Limited Partners’ Tax Reporting.

(a) The Limited Partners acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income, gain, loss, deduction and credit for federal, state and local income tax purposes.

(b) The General Partner shall use commercially reasonable efforts to cause the Partnership to (subject to reasonable delays in the event of the late receipt of any necessary financial or tax information of or in respect of any entity in which the Partnership directly or indirectly holds any interest) transmit to each Partner, within ninety (90) days after the close of each Fiscal Year, such Partner’s Schedule K-1 (Internal Revenue Service Form 1065) or an equivalent report indicating such Partner’s share of all items of income or gain, expense, loss or other deduction and tax credit of the Partnership for such year, as well as the status of its Capital Account as of the end of such year, and such additional information as such Partner reasonably may request to enable it to complete its tax returns or to fulfill any other reporting requirements.

5.5 Withholding, Indemnification and Reimbursement for Payments on Behalf of a Limited Partner. The Partnership may withhold and remit to a Governmental Entity any taxes with respect to any Limited Partner, and any such taxes may be withheld from any distribution otherwise payable to such Limited Partner, provided that, in the event any such withholding is made, the General Partner shall provide notice to the Limited Partner with respect to which such withholding was made and shall reasonably cooperate with such Limited Partner in recovering any such tax withheld or otherwise allowing such Limited Partner to claim a credit for any such tax withheld, in each case to the extent permitted by applicable law. Taxes withheld on amounts directly or indirectly payable to the Partnership or any of its Subsidiaries that is treated as a pass-through entity and taxes otherwise paid by the Partnership or any of its Subsidiaries that is treated as a pass-through entity shall, in general, be treated for purposes of this Agreement as distributed to the appropriate Partners and paid by the appropriate Partners to the relevant Governmental Entity. If the Partnership is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Limited Partner or a Limited Partner’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Limited Partner shall indemnify the Partnership in full for the entire amount paid (including interest, penalties and related expenses). No such indemnification will be considered a Capital Contribution for purposes of this Agreement. The General Partner may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 5.5. A Limited Partner’s obligation to indemnify the Partnership under this Section 5.5 shall survive termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.5, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Limited Partner under this Section 5.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 5 percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law).

ARTICLE VI

RIGHTS AND DUTIES OF PARTNERS

6.1 Power and Authority of Partners. Unless delegated such power in accordance with Section 7.2 or Section 7.4, no Partner shall, in its capacity as such, have the authority or power to act for or on behalf of the Partnership in any manner, to do any act that would be (or could be construed as) binding on the Partnership, or to make any expenditures on behalf of the Partnership, and the Partners hereby consent to the exercise by the General Partner of the powers and rights conferred on it by applicable law and by this Agreement.

6.2 Voting Rights. Except as otherwise provided in this Section 6.2, as specifically set forth in this Agreement or as otherwise required by applicable law, Partners holding Common Series A Units shall vote together as a single class, and a Common Series A Limited Partner shall be entitled to one (1) vote for each Common Series A Unit held by such Common Series A Limited Partner on all matters to be voted upon by the Limited Partners, and the Common Series B Units, Common Series C Units, Common Series D Units and Common Series C-2 Units shall have no voting power and no right to vote upon or approve any matter to be voted upon or approved by the Partners of the Partnership. Further, subject to the terms hereof, including ARTICLE VII, until (i) the time that the CVC Group is no longer entitled, pursuant to Section 7.3, to designate and cause to be elected two (2) members of the Board of Directors, the Partners and the Partnership agree that all actions of the Partnership requiring the vote or approval of the Partners shall require the approval of the Majority CVC Holders and (ii) the time that the LGP Group is no longer entitled, pursuant to Section 7.3, to designate and cause to be elected two (2) members of the Board of Directors, the Partners and the Partnership agree that all actions of the Partnership requiring the vote or approval of the Partners shall require the approval of the Majority LGP Holders.

6.3 Liability of Limited Partners.

(a) No Personal Liability. Except as otherwise required by the Delaware Act or as expressly set forth in this Agreement (including in Section 6.3(b) and 10.3), no Limited Partner shall have any personal liability whatsoever in such Limited Partner’s capacity as a Limited Partner, whether to the Partnership, to any of the other Partners, to the creditors of the Partnership or to any other Third Party for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise (including those arising as a Limited Partner or an equityholder, an owner or a shareholder of another Person). Each Limited Partner shall be liable only to make such Limited Partner’s Capital Contribution to the Partnership, if applicable, and any other payments provided for expressly herein.

(b) Return of Distributions. Under the Delaware Act, a Limited Partner may, under certain circumstances, be required to return amounts previously distributed to such Limited Partner. It is the intent of the Limited Partners that no Distribution to any Limited Partner pursuant to Article IV or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Delaware Act, and the Limited Partner receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein or the Delaware Act. If, however, it is required pursuant to the Delaware Act or any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any

Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the other Limited Partners.

6.4 Performance of Duties; Conflicts of Interest.

(a) In performing its, his or her duties, each of the Partners shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Partnership and its Subsidiaries), of the following other Persons or groups: (i) one or more officers or employees of such Partner or the Partnership or any of its Subsidiaries, (ii) any attorney, independent accountant or other Person employed or engaged by such Partner or the Partnership or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Partner or the Partnership or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b) On any matter involving a conflict of interest not provided for elsewhere in this Agreement, each Partner shall be guided by its reasonable judgment as to the best interests of the Partnership and its Subsidiaries and shall take such actions as are determined by such Person in good faith to be necessary or appropriate to ameliorate such conflict of interest.

6.5 Investment Representations of Limited Partners. Each Limited Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Limited Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Limited Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner. Each Common Series B Limited Partner hereby represents, warrants and acknowledges to the Partnership that such Common Series B Limited Partner is an accredited investor as such term is defined in Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

6.6 Information Rights.

(a) The Partnership will furnish the CVC Investors, the Juggernaut Investor, the LGP Investors, the Centerview Investors, and the Daymon Holders, and their respective Permitted Transferees, so long as each such Partner owns any Common Series A Units or Common Series D Units:

(i) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year of Advantage Sales & Marketing Inc., the consolidated balance sheet of Advantage Sales & Marketing Inc. and its Subsidiaries as at the end of each such Fiscal Year and the consolidated statements of income, cash flows and changes in partners’ capital for such year of Advantage Sales & Marketing Inc. and its Subsidiaries, setting forth in each case in comparative form the figures for the next preceding Fiscal Year, accompanied by the report of independent certified public accountants of recognized national standing, to the effect that, except as set forth therein, such consolidated financial statements have been prepared in accordance with GAAP applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Advantage Sales & Marketing Inc. and its Subsidiaries at the dates thereof and the results of their operations and changes in their cash flows and partners’ capital for the periods covered thereby.

(ii) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Advantage Sales & Marketing Inc., the consolidated balance sheet of Advantage Sales & Marketing Inc. and its Subsidiaries as at the end of such quarter and the consolidated statements of income, cash flows and changes in partners’ capital for such quarter and the portion of the Fiscal Year then ended of Advantage Sales & Marketing Inc. and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous Fiscal Year in comparative form, all in reasonable detail.

(iii) As soon as available, and in any event within thirty (30) days after the end of each month, the consolidated balance sheet of Advantage Sales & Marketing Inc. and its Subsidiaries as at the end of such month and the consolidated statements of income and cash flows for such month and the portion of the Fiscal Year then ended of Advantage Sales & Marketing Inc. and its Subsidiaries, setting forth in each case the figures for the corresponding periods of the previous Fiscal Year in comparative form, all in reasonable detail.

(iv) To the extent permitted by, and not inconsistent with, applicable law, (a) and solely until such time as an initial Public Offering has occurred, regularly reported financial information and such other information as the CVC Investors, the LGP Investors or the Daymon Holders may reasonably request or (b) any other information that is delivered by the Partnership or the Board to either the CVC Investors or the LGP Investors, or, to the extent such information is made available to the Board of Directors, the Daymon Investors.

After the occurrence of an initial Public Offering, the Partnership shall be deemed to have satisfied its obligations set forth in this Section 6.6(a) to the extent that the applicable Partners have reasonable access to any public filing made in accordance with applicable securities or regulations that includes in all material respects the required information (for example, a Form 10-Q in lieu of the financial statements contemplated by Section 6.6(a)(i)); provided, that the Partnership will not be deemed to be in breach of its obligations pursuant to Sections 6.6(a)(i) because it has not timely provided the financial statement information required thereby after an initial Public Offering if it is using commercially reasonable efforts to obtain such information and has provided any such information to the Daymon Investors that it has provided to the LGP Investors and the CVC Investors.

(b) Upon request, for so long as each of the CVC Investors and the LGP Investors own any Common Series A Units, such Partner and any representatives of such partner shall have (i) reasonable access (at reasonable times and upon reasonable notice) to all executive officers and accountants of the Partnership and its Subsidiaries and (ii) reasonable access (at reasonable times and upon reasonable notice) to all premises, properties, books, records (including tax records), contracts, financial and operating data and information and documents pertaining to the Partnership and its Subsidiaries and shall be entitled to make copies of such books, records, contracts, data, information and documents as such Partner or its representatives may reasonably request.

(c) The CVC Investors, the Juggernaut Investor, the LGP Investors, the Centerview Investors and the Daymon Holders shall be entitled to disclose any information received from the Partnership to their respective directors, managers, officers, employees, agents, partners (but, subject to Section 12.15(b), not limited partners (other than limited partners of Karman Coinvest L.P.)) and authorized representatives who need to know such confidential information in order to assist such investor in evaluating or reviewing its investment in the Partnership.

ARTICLE VII

MANAGEMENT OF THE PARTNERSHIP

7.1 Management Authority.

(a) Except as otherwise provided in this Agreement (including this Article VII) or applicable law and subject to compliance by the General Partner with any provision of this Agreement, management of the Partnership shall be vested exclusively in the General Partner, and the General Partner shall have full control over the business, assets and affairs of the Partnership. Subject to the terms and conditions of this Agreement, the General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objectives and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings which the General Partner, in its sole discretion, deems necessary or advisable or incidental thereto, including the power to acquire and dispose of any Equity Securities.

(b) Subject to the terms hereof, including Section 7.20, all matters, including matters concerning (i) allocations and Distributions and the return of capital among the Limited Partners, including the Taxes thereon, and (ii) financial and accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the General Partner, acting reasonably in accordance with this Agreement. In furtherance and not in limitation of the foregoing, the General Partner shall approve the choice or any change of the independent auditors of the Partnership and its Subsidiaries.

7.2 Management by Directors.

(a) Designation. The General Partner hereby delegates to the Board of Directors of the Partnership the full and entire management of the business and affairs of the Partnership (the “Board of Directors”), in each case other than with respect to any right of the General Partner expressly set forth in Sections 3.2(b) (Additional Partners), 3.8 (Non-Certification of Units; Legend; Units Are Securities), 7.1(b), 9.8 (Substituted Partner), 9.10 (Additional Transfer Restrictions) and Articles IV (Distributions), V (Allocations) and VIII (Tax Matters) of this

Agreement. Except where the approval of` the General Partner or the Partners is expressly required by this Agreement or by nonwaivable provisions of the Delaware Act, and subject to the terms of this Article VII, the Board of Directors shall have full and complete authority, power and discretion to manage and control the business affairs and properties of the Partnership, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Partnership’s business.

(b) Without limiting the generality of Section 7.1(a), but subject to Section 6.2 and the other provisions of Article VII, including Section 7.20, the Board of Directors shall have full power and authority to authorize the Partnership:

(i) to acquire property from any Person; the fact that a Partner or Director is directly or indirectly affiliated or connected with any such Person shall not prohibit the Partnership from dealing with that Person;

(ii) to borrow money for the Partnership from banks, other lending institutions, any of the Partners or Directors, or Affiliates of any of the Partners or Directors on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Partnership to secure repayment of the borrowed sums;

(iii) to purchase liability and other insurance to protect the Partnership’s property and business;

(iv) to hold and own any real and/or personal properties in the name of the Partnership;

(v) to invest any of the Partnership funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(vi) to execute on behalf of the Partnership all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Partnership’s property; assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Directors, to the business of the Partnership;

(vii) to employ accountants, legal counsel, managing agents or other experts to perform services for the Partnership, and to define their duties and authority, which may include authority granted to the Partners or Directors under the Delaware Act, and to compensate them from the Partnership funds;

(viii) to retain and compensate employees and agents generally, and to define their duties and authority, which may include authority granted to the Partners or Directors under the Delaware Act;

(ix) to negotiate and enter into any and all other agreements on behalf of the Partnership, with any other Person for any purpose;

(x) to make tax, regulatory and other filings, or rendering periodic reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(xi) to settle, defend, prosecute, or otherwise take any actions on behalf of the Partnership with respect to any lawsuit or other legal Action; and

(xii) to do and perform all other acts as may be necessary or appropriate to the conduct of the Partnership’s business.

(c) No Partner, by reason of such Partner’s status as such, shall have any authority to act for or bind the Partnership but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by such Partner.

7.3 Number; Tenure and Qualification; Directors; Observers. Following the date hereof, the Board of Directors shall consist of up to six (6) Directors, with six (6) of the Directorships filled as of the date hereof. Hereafter, the number of Directors constituting the Board of Directors may be increased or decreased from time to time by the Board of Directors; provided, that no decrease in the number of Directors shall shorten the term of any Directors; and, provided, further, that any increase or decrease in the number of Directors shall be in compliance with the terms of and the rights set forth in this Section 7.3.

(a) For so long as the Initial Management Holders hold any Common Series B Units, the Management Partners, by written consent of a majority of the Common Series B Units held by the Management Partners, shall be entitled to elect one (1) Director (the “Management Director”) to the Board of Directors, such Management Director to be reasonably acceptable to the Majority LGP Holders and the Majority CVC Holders. The Management Partners have designated one Management Director for election to the Board of Directors.

(b) Reserved.

(c) For so long as the CVC Group (i) Beneficially Owns (as defined in the Stockholders Agreement) at least twenty five (25%) of the Equity Securities of the Public Company Beneficially Owned by it immediately following the Merger, the CVC Group shall be entitled to designate and cause to be elected two (2) members of the Board of Directors (the “CVC Directors”) or (ii) holds any Units, the CVC Group shall be entitled to designate and cause to be elected one (1) CVC Director. The Majority CVC Holders have designated two CVC Directors for election to the Board of Directors.

(d) For so long as the LGP Group (i) Beneficially Owns (as defined in the Stockholders Agreement) at least twenty five (25%) of the Equity Securities of the Public Company Beneficially Owned by it immediately following the Merger, the LGP Group shall be entitled to designate and cause to be elected two (2) members of the Board of Directors (the “LGP Directors”) or (ii) holds any Units, the LGP Group shall be entitled to designate and cause to be elected one (1) LGP Director. The Majority LGP Holders have designated two LGP Directors for election to the Board of Directors.

(e) Reserved.

(f) For so long as the Daymon Group (or BC Eagle Holdings, L.P) holds any Units, the Majority Daymon Holder, on behalf of the Daymon Group, shall be entitled to designate and cause to be elected one (1) member of the Board of Directors (the “Daymon Director”). The Majority Daymon Holder, on behalf of the Daymon Group, have designated one Daymon Director for election to the Board of Directors.

(g) Each committee of the Board of Directors shall have (i) an equal number of LGP Directors and CVC Directors (until such time as the LGP Group or the CVC, as applicable, is no longer entitled to elect two (2) members of the Board of Directors), and (ii) not less than one LGP Director and one CVC Director (until such time as the LGP Group or the CVC, as applicable, no longer holds any Units). Notwithstanding the foregoing, one Daymon Director shall be entitled to attend all meetings of all committees of the Board of Directors in a nonvoting observer capacity (until such time as the Daymon Group no longer holds any Units), and the Partnership shall provide such observer copies of all notices, minutes, consents, and other materials that are provided to the committee members.

(h) A Director shall hold office for the term for which such Director is appointed and thereafter until his or her successor shall have been appointed and qualified in accordance herewith, or until the earlier death, resignation or removal of such Director. Directors need not be Partners or residents of the State of Delaware. As of the date hereof, the Directors of the Partnership shall be:

Management Director:

Tanya Domier

CVC Directors:

Cameron Breitner and Tiffany Han

LGP Directors:

Jon Sokoloff and Tim Flynn

Daymon Director:

Ryan Cotton

7.4 Quorum; and Manner of Acting. A majority of the Directors then in office and the attendance of at least four (4) Directors shall constitute a quorum for the transaction of business at any meeting; provided that at least one (1) such Director shall be an LGP Director and at least one (1) such Director shall be a CVC Director (until such time as the LGP Group or the CVC Group, as applicable, is no longer entitled to designate any Directors). Each Partner agrees that (i) each

Director (other than the LGP Directors and the CVC Directors) shall be entitled to cast one (1) vote with respect to any matter before the Board of Directors or any committee thereof, and (ii) each LGP Director and each CVC Director shall be entitled to cast three (3) votes with respect to any matter before the Board of Directors or any committee thereof]. All actions of the Board of Directors shall be authorized by a majority of the vote of the Directors present at the time of the vote if there is a quorum, unless otherwise provided by this Agreement, including Section 7.20. In the absence of a quorum a majority of the Directors present may adjourn any meeting from time to time until a quorum is present; provided, if a Director has failed to be present at two (2) consecutive meetings, each of which is adjourned because of absence of a quorum, such Director shall be deemed to be present at the next scheduled meeting for the purpose of constituting a quorum, but shall not be deemed to be present and voting for the purpose of determining whether an action has received an adequate number of votes. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (x) until the time that (i) the CVC Group is no longer entitled to designate and cause to be elected two (2) members of the Board of Directors, the Partners and the Partnership agree that all actions of the Board of Directors shall require the approval of all of the CVC Directors and (ii) the LGP Group is no longer entitled to designate and cause to be elected two (2) members of the Board of Directors, the Partners and the Partnership agree that all actions of the Board of Directors shall require the approval of all the LGP Directors, (y) for so long as the CVC Group holds any Units, the Partnership shall not issue (or authorize the issuance of) any Equity Securities or incur any indebtedness without the prior written consent of the Majority CVC Holders and (z) for so long as the LGP Group holds any Units, the Partnership shall not issue (or authorize the issuance of) any Equity Securities or incur any indebtedness without the prior written consent of the Majority LGP Holders. Each CVC Director may cast all the votes entitled to be cast by the CVC Group on any matter voted on by the Board. Each LGP Director may cast all the votes entitled to be cast by the LGP Group on any matter voted on by the Board.

7.5 Place of Meetings. Meetings of the Board of Directors may be held in or outside the State of Delaware.

7.6 Annual and Regular Meetings. Annual meetings of the Board of Directors, for the election of officers and consideration of other matters, shall be held on notice as provided in Section 7.8. Regular meetings of the Board of Directors shall be held meetings at least four (4) times per year. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on, the next Business Day.

7.7 Special Meetings. Special meetings of the Board of Directors may be called by any of the LGP Directors or the CVC Directors.

7.8 Notice of Meetings; Waiver of Notice. Notice of the time and place of each meeting of the Board of Directors shall be given to each Director by mailing it to him at his residence or a usual place of business at least two (2) days before the meeting, or by delivering, telephoning, telegraphing it or sending it by e-mail, facsimile or other electronic transmission to him at least two (2) days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any Director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

7.9 Board Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all of the members of the Board of Directors consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Directors shall be filed with the minutes of the proceeding of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

7.10 Participation in Board Meetings by Conference Telephone. Any or all members of the Board of Directors may participate in a meeting of the Board of Directors by means of a conference telephone or other communications equipment allowing all Persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

7.11 Resignation and Removal of Directors. Any Director may resign at any time by delivering his resignation in writing or electronic transmission to the General Partner, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the Directors may be removed at any time, either with or without cause, in which case the Partner with designation rights with respect to any such Director pursuant to Section 7.3, if any, shall be entitled to designate a replacement Director; provided, that if a Partner has designation rights with respect to a Director pursuant to Section 7.3 (other than Section 7.3(e)), such Director may only be removed by the Partner that designated such Director; provided, further, that, subject to Section 7.3(e) the Centerview Director may be removed at any time by the majority of the Directors other than the Centerview Director.

7.12 Vacancies. Any vacancy in the Board of Directors, including one created by an increase in the number of Directors, may be filled for the unexpired term by the Person or Persons with the right to designate such Director pursuant to Section 7.3.

7.13 Compensation. Directors shall receive such compensation as the Board of Directors determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A Director may also be paid for serving the Partnership, its Affiliates or Subsidiaries in other capacities.

7.14 Officers. The executive officers of the Partnership shall be the President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries and a Treasurer. Any two (2) or more offices may be held by the same Person. The executive officers of the Partnership shall be elected annually by the Board of Directors, and shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal.

7.15 No Liability to Partnership or Limited Partners. The General Partner shall be subject to all of the liabilities of a general partner specified in this Agreement and the Delaware Act; provided, that to the extent permitted by applicable law, neither the General Partner nor any of the General Partner’s direct or indirect owners, managers, members, partners, directors, officers, employees, agents or any of their respective Affiliates shall be liable to any Limited Partner or the Partnership for (a) any action taken or failure to act as General Partner, or on behalf of the General Partner, with respect to the Partnership unless such action taken or failure to act is a willful violation of a material law or willful violation of the material provisions of this Agreement and/or is fraudulent, grossly negligent or willfully malfeasant, (b) any action or inaction arising from reliance made in good faith upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them with reasonable care, in the absence of fraud or willful misconduct, or (c) the action or inaction of any agent, contractor or consultant selected and monitored by any of them with reasonable care, in the absence of fraud or willful misconduct.

7.16 Delegation of Authority. Subject to compliance by the General Partner with any provision of this Agreement or the General Partner’s governing documents, the General Partner may, from time to time, delegate to any Person such authority and powers to act on behalf of the Partnership as it shall deem advisable in its discretion; provided that no such delegation shall conflict with the delegation to the Board of Directors contemplated by Section 7.2. Subject to any rights of a Partner pursuant to this Agreement (including Section 7.3), any delegation pursuant to this Section 7.16 may be revoked at any time and for any reason or no reason by the General Partner.

7.17 Performance of Duties; Liability of Directors and Officers; Opportunities.

(a) In performing its, his or her duties, the General Partner and each director shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Partnership and its Subsidiaries or any facts pertinent to the existence and amount of assets from which Distributions to Limited Partners might properly be made), of the following other Persons or groups: (i) one or more officers or employees of any of the Partnership’s Subsidiaries, (ii) any attorney, independent accountant or other Person employed or engaged by the Partnership or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of the Partnership or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b) No individual who is a director, an officer, employee, member or direct or indirect owner of the General Partner, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Partnership, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a director, an officer, employee, member or direct or indirect owner of the General Partner or any combination of the foregoing.

(c) No director, officer, employee, member or direct or indirect owner of the General Partner shall be liable to the Partnership or any Partner for any act or omission taken or omitted to be taken in their capacity as a director, officer, employee, member or direct or indirect owner of the General Partner, including any mistake of fact or error in judgment taken, suffered or made by such Person in good faith and with the belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such

Person, provided that such act or omission does not constitute fraud, willful misconduct, or gross negligence (as defined under Delaware law) in the conduct of such Person’s office or a willful breach of this Agreement or a willful breach of the Registration Rights Agreement. The immediately preceding sentence shall in no way limit or otherwise affect any claims, rights, remedies, or liabilities under or related to the Contribution Agreement or any document contemplated thereby. The provisions of this Agreement, to the extent that such provisions expand, restrict or eliminate the duties and liabilities of any Person otherwise existing at law or in equity to the Partnership or the Partners, are agreed by the Partnership and the Partners to modify to that extent such duties and liabilities of such Person.

(d) Each Partner expressly acknowledges and agrees that: (i) each LGP Holder, each CVC Holder, each Juggernaut Holder, each Centerview Holder and each Daymon Holder has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Partnership and its Subsidiaries, including those deemed to be competing with the Partnership and its Subsidiaries; and (ii) in the event that an LGP Holder, a CVC Holder, a Juggernaut Holder, a Centerview Holder, a Daymon Holder or their respective Affiliates or Directors appointed by them acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Partnership or its Subsidiaries or any other Partner, such LGP Holder, Juggernaut Holder, CVC Holder, Centerview Holder, Daymon Holder or their respective Affiliates or Directors shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Partnership or its Subsidiaries or any Partner, as the case may be, and shall not be liable to the Partnership or its Subsidiaries or any Partner or any of their respective Affiliates for breach of any duty by reason of the fact that such LGP Holder, CVC Holder, Juggernaut Holder, Centerview Holder, Daymon Holder or their respective Affiliates or Directors, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Partnership or its Subsidiaries or any Partner.

7.18 Indemnification.

(a) Third Party Actions. The Partnership shall indemnify each Partner, each officer, director and employee of the Partnership and its Subsidiaries and any other Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any Action, whether civil, criminal, administrative or investigative (other than an Action by or in the right of the Partnership), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director, an officer or an employee of the Partnership, or is or was serving at the request of the Partnership as a manager, director, officer, employee, fiduciary or agent of another partnership or of a corporation, limited liability company, joint venture, trust or other enterprise (each a “Proceeding”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such Proceeding if (i) such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership, (ii) any of such Person’s actions does not constitute fraud, willful misconduct, gross negligence (as defined under Delaware law) or a breach of such Person’s duty of loyalty and (iii) with respect to any criminal Proceeding, such Person had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Partnership, or, with respect to any criminal Proceeding that the Person had reasonable cause to believe that his or her conduct was unlawful.

(b) Actions by the Partnership. The Partnership shall indemnify any Partner, each officer, director and employee of the Partnership and its Subsidiaries and any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed Action by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that such Person, or a Person of whom he or she is the legal representative, is or was a director, an officer or an employee of the Partnership or its Subsidiaries, or is or was serving at the request of the Partnership as a manager or director, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such Action if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Partnership unless and only to the extent that the Court of the Chancery of the State of Delaware or the court in which such Action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7.18 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, any other agreement or otherwise.

(d) Insurance. Unless otherwise determined by the General Partner, the Partnership shall maintain insurance, at its expense, on its own behalf and on behalf of any person who is or was at any time after the Original Effective Date a director, officer, or employee of the General Partner, or a director, officer, employee, fiduciary or agent of the Partnership or any of its Subsidiaries against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Partnership would have the power to indemnify such person against such liability under this Section 7.18.

(e) Priority.

(i) The Partnership and the Partners hereby agree that the obligation of the Partnership under this Section 7.18 (such obligations, the “Partnership Indemnification Obligations”) to indemnify or advance expenses to any Person for the matters covered hereby shall be the primary source of indemnification and advancement of such Person in connection therewith and any obligation on the part of a Partner or any of its Affiliates (an “Upstream Indemnifying Party”) with respect thereto (such obligation, a “Partner Indemnification Agreement”) shall be secondary to the Partnership Indemnification Obligations. In the event that the Partnership fails to indemnify or advance expenses to any Person as required or contemplated by this Agreement (such amounts the “Unpaid

Indemnity Amounts”) and an Upstream Indemnifying Party makes any payment to such Person in respect of indemnification or advancement of expenses under any Partner Indemnification Agreement on account of such Unpaid Indemnity Amounts, such Upstream Indemnifying Party shall be subrogated to the rights of such Person under this Article VII or any similar arrangement or agreement for indemnification or advancement of expenses by the Partnership or the Partnership’s Subsidiaries (a “Partnership Indemnification Agreement”).

(ii) The Partnership hereby agrees that, to the fullest extent permitted by applicable law, its obligation to indemnify a Person under this Article VII or any Partnership Indemnification Agreement shall include any amounts expended by an Upstream Indemnifying Party under any Partner Indemnification Agreement in respect of indemnification or advancement of expenses to any Person in connection with a Proceeding involving his or her service as a director, officer and employee of the Partnership, or director, officer, employee, fiduciary or agent of the Partnership or any of its Subsidiaries.

(iii) The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a director, officer and employee of the Partnership, or director, officer, employee, fiduciary or agent of the Partnership or any of its Subsidiaries may have or hereafter acquire under any law (common or statutory) or provision of this Agreement or otherwise.

(iv) The indemnification and other rights described in this Section 7.18 are for the benefit of, and shall be enforceable by, the Persons identified in this Section acting in the capacities described therein and not in any other capacity.

(f) Expenses. Expenses incurred by any Person described in Section 7.18(a) or 7.18(b) in defending a Proceeding shall be paid by the Partnership periodically upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Partnership. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the General Partner deems appropriate.

(g) Employees and Agents. Persons who are not covered by the foregoing provisions of this Section 7.18 and who are or were Partners, employees or agents of the Partnership, or who are or were serving at the request of the Partnership as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the General Partner.

(h) Contract Rights. The provisions of this Section 7.18 shall be deemed to be a contract right between the Partnership and each Partner and each director, officer and employee of the Partnership, or director, officer, employee, fiduciary or agent of the Partnership or any of its Subsidiaries who serves in any such capacity at any time while this Section 7.18 and the relevant provisions of the Delaware Act or other applicable law are in effect, and any repeal or modification of this Section 7.18 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing. The indemnification and other rights provided for in this Section 7.18 shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification. The Partnership shall indemnify any such Person seeking indemnification in connection with a Proceeding initiated by such Person only if such Proceeding was authorized by the General Partner. It is the express intention of the parties hereto that the provisions of this Article VII for the indemnification and exculpation of Persons covered thereunder (“Covered Persons”) may be relied upon by such Covered Persons and may be enforced by such Covered Persons (or by the General Partner on behalf of any such Covered Person; provided that the General Partner shall not have any obligation to so act for or on behalf of any such Covered Person) against the Partnership pursuant to this Agreement or to a separate indemnification agreement, as if such Covered Persons were parties hereto.

(i) Merger or Consolidation; Other Enterprises. For purposes of this Section 7.18, references to “the Partnership” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 7.18 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 7.18, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a manager, director, officer, employee or agent of the Partnership that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Partnership” as referred to in this Section 7.18.

(j) No Partner Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Partnership relating to the matters covered in this Section 7.18 shall be provided out of and to the extent of Partnership assets only and no Partner (unless such Partner otherwise agrees in writing or is found in a final decision of a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Partnership.

7.19 Affiliate Transactions. The Partnership shall conduct, and shall cause each of its Subsidiaries to conduct, all transactions with its Affiliates (other than Subsidiaries of the Partnership), current or former officers or directors, or any members of their respective immediate families on terms that are fair and reasonable and no less favorable to the Partnership or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, current or former officer or director, or member of their respective immediate families, and in compliance with all applicable laws. The Partners hereby acknowledge and agree that (i) the management services agreement between the Partnership and/or any of its Subsidiaries, on the one hand and Affiliates of the CVC Group, LGP Group and the Juggernaut Group, on the other hand, dated as of the Original Effective Date (the “Management Services Agreement”), and (ii) the management agreement between Daymon Eagle Holdings L.P. and certain of its Affiliates, on the one hand, and Affiliates of the Daymon Group, on the other hand, dated as of March 7, 2017, (the “Daymon Management Agreement” and collectively with the Management Services Agreement, the “Management Agreements”), in each case will be terminated as of the closing of the Merger. Notwithstanding anything herein to the contrary, without the prior written consent of the Majority Daymon Holder, the Partnership shall not (and shall cause each of its Subsidiaries not to) (a) enter into any transaction, agreement, contract or arrangement with any CVC Holder, any member of the CVC Group, any LGP Holder or any member of the LGP Group; provided that the foregoing shall not apply to or restrict (x) issuances of Equity Securities or debt securities with respect to which the Partners have participation rights pursuant to Section 9.7 or the taking or any other action, or entering into of any other arrangement, in each case that is expressly contemplated by this Agreement or the Registration Rights Agreement, or (y) any commercial transactions between the Partnership or any of its Subsidiaries, on the one hand, and any portfolio company of any member of the CVC Group or any member of the LGP Group, on the other hand, in the ordinary course of business that is on an arms-length basis or (b) without limiting the generality of the foregoing, pay any management, transaction, advisory or similar fees to any CVC Holder, any member of the CVC Group, any LGP Holder or any member of the LGP Group, other than with respect to indemnification or expense reimbursement pursuant to this Agreement.

7.20 Protective Provisions.

(a) The Board of Directors shall consult with members of the Partnership’s and its Subsidiaries’ senior management with respect to material acquisition transactions. If the Initial Management Partners hold Common Series B Units representing at least 25% of the Common Series B Units held by them as of the Original Effective Date, each of the following actions, if proposed to be taken by the Board of Directors will, unless otherwise required by law, require the affirmative vote of one Management Director:

(i) Any amendment, which adversely affects the Management Partners in a manner that is disproportionate as compared to the LGP Holders or CVC Holders, to (A) this Agreement, (B) any other governing documents of the Partnership or its Subsidiaries or (C) that certain Stock Purchase Agreement, dated as of June 14, 2014, by and among AGS Topco Holdings L.P., AGS Hold Co. and KARMAN BUYER CORP.

(ii) Any amendment or modification to any agreement pursuant to which a Person receives a Common Series B Units, in each case, in the form of such agreements as of the Original Effective Date, which adversely affects the rights and obligations of the holders of Common Series B Units in a manner that is disproportionate as compared to its effect on the rights of the holders of Common Series A Units.

(iii) Entry into any transaction with LGP Group or CVC Group or any of their Affiliates, other than commercial arrangements entered into the ordinary course of business on an arm’s length basis, the indemnification obligations expressly contemplated by Section 7.18 and the management agreement contemplated by Section 7.19.

(b) Reserved.

7.21 No UBTI; Effectively Connected Income or Commercial Activity. Without the prior written consent of the CVC Holders, LGP Holders, and the Daymon Holders, the Partnership shall not engage in any transactions or other activities, either directly or through one or more Persons in which the Partnership invests, that would cause (or create any significant risk of causing) any Partner or any of their direct or indirect limited partners (a) to recognize unrelated business taxable income as defined in Code Sections 512 and 514, (b) to recognize income that is effectively connected with a trade or business within the United States, as defined in Code Section 864(b), or to be treated as engaged in a trade or business within the United States, or (c) to be treated as engaged in “commercial activity” as defined in Code Section 892(a)(2)(i).

ARTICLE VIII

TAX MATTERS

8.1 Designation of Tax Matters Partner. The General Partner shall be the “Tax Matters Partner” of the Partnership within the meaning of Code Section 6231(a)(7) (as in effect prior to the repeal of such section and other related sections pursuant to the Bipartisan Budget Act of 2015) and the “Partnership Representative” of the Partnership for purposes of Section 6223 of the Code, subject to Section 8.7, shall have all the rights, duties, powers and obligations provided for in the Code and the Regulations thereunder. All references in Sections 8.2 through 8.5 of this Agreement to the “Tax Matters Partner” shall include the “Partnership Representative”, as the case may be.

8.2 Preparation of Tax Returns. The Tax Matters Partner shall arrange for the preparation and timely filing of all returns required to be filed by the Partnership. Each Partner will upon request supply to the Tax Matters Partner all pertinent information in its possession relating to the operations of the Partnership necessary to enable the Partnership’s returns to be prepared and filed. Each Partner agrees that it shall take no position on its tax returns inconsistent with the positions taken on the Partnership’s tax returns.

8.3 Tax Elections. Subject to Section 8.7, the Tax Matters Partner shall determine, in its reasonable discretion, whether to make or revoke any available tax election pursuant to the Code or otherwise available with respect to the Partnership; provided that, notwithstanding the foregoing, (i) the Tax Matters Partner shall timely make an election under Code Section 754 for the taxable year that includes the Original Effective Date and (ii) the Tax Matters Partner shall not make or revoke any material tax election of the Partnership (including, for the avoidance of doubt, any (A) change in tax accounting principles or methods, (B) change in tax accounting periods, (C) election of a method pursuant to Section 704(c) of the Code or the regulations thereunder, or (D) change to the allocation of income, gains, losses or deductions (or items thereof) for book or tax purposes) which materially and disproportionately adversely affects a CVC Holder, LGP Holder, or Daymon Holder relative to other holders of Common Series A Units without the prior written consent of such holder (such consent not to be unreasonably withheld conditioned or delayed). Each Partner will, upon request, execute any forms or documents and supply any information necessary to give proper effect to any Partnership tax election.

8.4 Tax Controversies. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith. Neither the Partnership nor the Tax Matters Partner shall elect the application of the Partnership Audit Rules prior to the effective date thereof. With respect to any examination pursuant to the Partnership Audit Rules, the Tax Matters Partner shall determine (A) whether or not the Partnership should make the election under Code Section 6221(b) with respect to determinations of adjustments at the Partnership level and (B) if the election described in clause (A) is not made or is not available, to the extent applicable, whether or not the Partnership should make the election under Code Section 6226(a) with respect to the alternative method described therein, and, in each such case if such election is made, the Partnership and the Tax Matters Partner shall take any other action such as filings, disclosures and notifications necessary to effectuate such election. To the extent that the Tax Matters Partner does not elect the alternative method under Section 6226 of the Code, and the relevant audit adjustment is material as to the Partnership (determined in the Tax Matters Partner’s reasonable discretion), the Tax Matters Partner shall use commercially reasonable efforts to (i) make any modifications available under Code Section 6225(c)(3), (4) and (5), together with any guidance issued thereunder or successor provisions, to the extent that such modifications are available (taking into account whether the Tax Matters Partner has received any needed information on a timely basis from the Partnership) and would reduce any taxes payable by the Partnership with respect to the audit adjustment, and (ii) if requested by a Partner, provide to such Partner information allowing such Partner to file an amended U.S. federal income tax return, as described in Code Section 6225(c)(2), together with any guidance issued thereunder or successor provisions, to the extent that such amended return and payment of any related U.S. federal income taxes would reduce any taxes payable by the Partnership with respect to the audit adjustment (after taking into account adjustments described in subparagraph (i)). Similar procedures shall be followed in connection with any state or local income tax audit governed by the Partnership Audit Rules. Each Partner agrees to cooperate reasonably with the Partnership and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings. The Tax Matters Partner shall (i) provide the Partners with notice of the commencement of any material examinations, audits or other proceedings and (ii) shall not settle, compromise or abandon such proceedings without the prior written consent of the CVC Investors, the LGP Investors, and the Majority Daymon Holder if such settlement, compromise or abandonment materially and disproportionately adversely affects the CVC Investors, LGP Investors or the Daymon Holders relative to other holders of Common Series A Units. Notwithstanding anything to the contrary contained herein, this Section 8.4 shall be subject to the rights and obligations of BC Eagle Holdings, L.P. under Section 8.10(c) of the Contribution Agreement, provided that this sentence shall not (a) alter the identity of the Person who is the Tax Matters Partner or Partnership Representative, as the case may be, or (b) alter the rights and obligations of the Partnership Representative under the Partnership Audit Rules (or similar provisions of state, local or foreign law).

8.5 Tax Allocations. Subject to Section 8.7, all matters concerning the computation of Capital Accounts, the allocation of Net Income (or items thereof) and Net Loss (or items thereof) for Capital Account purposes, the allocation of items of Partnership income, gain, loss, deduction and expense for tax purposes and the adoption of any accounting methods or procedures not expressly provided for by the terms of this Agreement shall be determined by the Tax Matters Partner in its reasonable discretion provided that the Tax Matters Partner shall not make any such determination which materially and disproportionately adversely affects a CVC Holder, LGP

Holder, or Daymon Holder relative to other holders of Common Series A Units without the prior written consent of such holder (such consent not to be unreasonably withheld conditioned or delayed). Without in any way limiting the scope of the foregoing but subject to Section 8.7, if and to the extent that, for any tax purposes, any item of income, gain, loss, deduction or expense of any Partner or the Partnership is constructively attributed to, respectively, the Partnership or any Partner, or any contribution to or distribution by the Partnership or any payment by any Partner or the Partnership is recharacterized, the Tax Matters Partner may, in its reasonable discretion, specially allocate items of Partnership income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Partners in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Partners (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Partners that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 8.5 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Tax Matters Partner shall determine, in its reasonable discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the Economic Interests of the Partners, the General Partner may make such modification, provided that the Tax Matters Partner shall not make any such modification which materially and disproportionately adversely affects a CVC Holder, LGP Holder, or Daymon Holder relative to other holders of Common Series A Units without the prior written consent of such holder (such consent not to be unreasonably withheld, conditioned, or delayed).

8.6 Fiscal Year; Taxable Year. Each of the Fiscal Year and the taxable year of the Partnership shall end on December 31 of each calendar year unless, subject to Section 8.7, the General Partner shall determine otherwise in compliance with applicable laws.

8.7 Ordinary Income Offset. If any Partner is treated for income tax purposes as realizing ordinary income because of receipt of its Partnership interest (whether under Section 83 of the Code or any similar provisions of any law, rule or regulation or any other applicable law, rule, regulation or doctrine) and the Partnership is entitled to any offsetting deduction, the Partnership’s deduction shall be allocated among the Partners in such manner as to, as nearly as possible, offset such ordinary income realized by such Partner.

ARTICLE IX

TRANSFER OF UNITS; SUBSTITUTE MEMBERS

9.1 Restrictions on Transfers.

(a) Except as otherwise provided in Section 9.1(b) and this Article IX, and except as otherwise provided in this Agreement, no Partner may Transfer any Units. No Transfer or attempt to Transfer any Units in violation of the preceding sentence shall be effective or valid for any purpose. Notwithstanding any other provisions of this Agreement, no Transfer of Units shall be effective or valid hereunder if such Transfer constitutes a Prohibited Transfer. In addition, no Transfer shall be effective or valid hereunder unless the transferee is at such time a party to this Agreement or has previously executed and delivered to the Partnership a joinder in accordance with Section 9.8.

(b) Notwithstanding Section 9.1(a), a Transfer of (i) Common Series B Units may be effectively and validly made by a Common Series B Limited Partner, (ii) Common Series D Units may be effectively and validly made by a Common Series D Limited Partner, (iii) Common Series A Units by any CVC Holder, LGP Holder, Daymon Holder, Juggernaut Holder or Centerview Holder, or any of their Permitted Transferees, may be effectively or validly made by such Partner if, in each case, such Transfer is either (A) to a Permitted Transferee, (B) made pursuant to a Public Offering, (C) effected through Section 9.2, 9.3, 9.4, 9.5 or 11.1, as applicable, (D) made with the written consent of the General Partner in its sole discretion (in which case, for the avoidance of doubt, Sections 9.3 and 9.4 will apply if it is otherwise applicable), or (E) of any Units (or common stock or Alternative Security issued in connection with a Recapitalization or otherwise in connection with a Public Offering) held by any holder set forth on Schedule 9.1(b)(E)(I), their respective Permitted Transferees or any transferee thereof pursuant to this Section 9.1(b)(E), which may be effectively and validly made by such Person following a Public Offering as set forth on Schedule 9.1(b)(E)(II). No Transfer shall be effective or valid under this Section 9.1(b) (other than a Transfer pursuant to clauses (B), (C) (other than with respect to Section 9.3 to the extent provided on Schedule 9.3(c)(ii)), or (E) above) unless the transferee is at such time a party to this Agreement or has previously executed and delivered to the Partnership a joinder in accordance with Section 9.8.

9.2 Call by the Partnership.

(a) Except as set forth in a Daymon Unit Grant Agreement, if the employment of a Management Partner by the Partnership and all of its Subsidiaries shall terminate for any reason (any such termination a “Call Event”), then, subject to the terms of this Section 9.2, the Partnership shall have the right to purchase, and if the Partnership does not exercise such right during the thirty-day period following a Call Event, such rights shall be forfeited by the Partnership and the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group, solely at their respective election, in proportion to their relative ownership of Common Series A Units as compared to one another, shall have the right to purchase (the “Call Option”), by delivery of a written notice by the Partnership or the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group, as applicable (the “Call Notice”) to such terminated Management Partner no later than 75 days after the date of the Call Event (the “Call Period”), and such Management Partner and such Management Partner’s direct and indirect transferees (a “Call Group”) shall be required to sell on the date of such Call Event any portion or all of the Units that (A) were originally issued by the Partnership to such Management Partner, and (B) were owned by such Management Partner or his direct or indirect transferees on the date of the Call Event (such securities to be purchased hereunder being referred to collectively as the “Call Securities”), except as otherwise provided in Sections 9.2(b) or 9.2(c) hereof. Notwithstanding anything to the contrary in this Agreement, none of the Partners nor the Partnership (nor any of its Subsidiaries) shall have any call rights pursuant to this Section 9.2 with respect to any Equity Securities of the Public Company, including any such Equity Securities acquired by a Management Partner in connection with the exchange of Units hereunder.

(b) Common Series B Units.

(i) In the event a Management Partner’s employment is terminated by the Partnership and all of its Subsidiaries for Cause, the purchase price per Unit payable for the Common Series B Units owned by such Management Partner and his Call Group shall be an amount equal to the lower of (x) the Cost Price of such Common Series B Units and (y) the Fair Value of such Common Series B Units as of the date the Call Notice is sent to such Management Partner. Notwithstanding the foregoing, with respect to any Management Partner whose Common Series B Units were granted to such Management Partner pursuant to a Daymon Unit Grant Agreement, upon the termination of such Management Partner’s employment by the Partnership and all of its Subsidiaries for Cause, the Common Series B Units granted to such Management Partner pursuant to the Daymon Unit Grant Agreements shall be forfeited pursuant to Section 5 of such Daymon Unit Grant Agreement.

(ii) In the event a Management Partner’s employment is terminated by the Partnership and all of its Subsidiaries without Cause, or a Management Partner resigns his employment with the Partnership and all of its Subsidiaries for Good Reason or because of such Management Partner’s death or Disability, the purchase price per Unit payable for the Common Series B Units owned by such Management Partner and his Call Group shall be an amount equal to the greater of (x) the Fair Value of such Common Series B Units as of the date the Call Notice is sent to such Management Partner, and (y) the Cost Price of such Common Series B Units. Notwithstanding the foregoing, in the event a Management Partner’s employment is terminated by the Partnership and all of its Subsidiaries without Cause, or a Management Partner resigns his employment by the Partnership and all of its Subsidiaries for Good Reason or because of such Management Partner’s death or Disability within the 90-day period prior to the consummation of a Partnership Sale, the purchase price per Unit payable for the Common Series B Units owned by such Management Partner shall be adjusted to reflect the excess, if any, of the Fair Value of such Common Series B Units on the date of such Partnership Sale, over the Fair Value of such Common Series B Units on the date the Call Notice is sent to such Management Partner.

(iii) In the event a Management Partner resigns without Good Reason from his employment with the Partnership and its Subsidiaries, the purchase price per Unit payable for the Common Series B Units owned by such Management Partner and his Call Group shall be the Fair Value of such Common Series B Units as of the date the Call Notice is sent to such Management Partner.

(iv) Subject to the terms of this Section 9.2(b)(iv), if the Call Option is exercised by the Partnership or the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group or the Centerview Group pursuant to Section 9.2(a) above, and such exercise occurs prior to an event described in clause (1) or (2) of this Section 9.2(b)(iv), below, then the Partnership or the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and/or the Centerview Group, as the case may be, may pay the purchase price for any Common Series B Units so purchased by delivery of a subordinated promissory note, or in the case of a purchase by the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group, five separate subordinated promissory notes (in the case of any such note issued by the Partnership, such note, except as otherwise required by applicable law to be treated by the parties thereto as equity in the Partnership for federal income tax purposes), bearing interest at the rate then payable on three (3) year U.S. Treasury securities, such note to mature upon the earlier of (1) the sale (directly or indirectly, including pursuant to mergers, consolidations, reorganizations, or similar transactions) in one or more transactions by one or more of the CVC Holders, LGP Holders, Juggernaut Holders and Centerview Holders of an aggregate number of Common Series A Units representing at least a majority of the Common Series A Units collectively held by such Partners as of the Original Effective Date, or (2) the occurrence of a Public Offering and one or more of the CVC Holders, LGP Holders, Juggernaut Holders and/or the Centerview Holders selling (in connection therewith or thereafter, directly or indirectly, pursuant to mergers, consolidations, reorganizations or similar transactions) in the aggregate, in one or more transactions, a number of Common Series A Units at least equal to 30% of the total Common Series A Units collectively held by such Partners as of the Original Effective Date. Notwithstanding the foregoing, however, this Section 9.2(b)(iv) shall not apply with respect to any exercise of any Call Option by any party which occurs after a Public Offering and which exercise relates to (x) any termination of a Management Partner’s employment by the Partnership or any of its Subsidiaries other than for Cause or (y) any resignation by such Management Partner from the Partnership and its Subsidiaries for Good Reason.

(c) Common Series C Units.

(i) Notwithstanding any of the other provisions of this Section 9.2, in the event a Management Partner’s employment by the Partnership and all of its Subsidiaries is terminated for any reason prior to the second anniversary of a Public Offering (or at any time for Common Series C Units granted pursuant to the Daymon Unit Grant Agreements), the Call Event for all purposes of this Agreement shall be deemed to have occurred at the following times: (A) if such termination was by the Partnership and all of its Subsidiaries without Cause or by the Management Partner for Good Reason, the Call Event shall be deemed to occur on the first Business Day following the second anniversary of such termination of employment, (B) if such termination was by the Management Partner without Good Reason, or by the Partnership or any of its Subsidiaries for Cause, the Call Event shall be deemed to occur on the date of such termination of employment, and (C) if such termination was by reason of death or Disability of the Management Partner, the Call Event shall be deemed to occur on the second anniversary of such termination; provided, that notwithstanding the foregoing, in the event a Management Partner’s employment by the Partnership and all of its Subsidiaries is terminated for any reason prior to the Vesting Event for 20% Common Series C Units being satisfied, any 20% Common Series C Units that are not then Vested (as defined in the applicable Restricted Unit Agreement) shall immediately terminate.

(ii) The purchase price per Unit payable upon exercise of a Call Option by a purchaser thereunder for Common Series C Units owned by such Management Partner shall be an amount equal to the Fair Value of such Common Series C Units as of the date the Call Notice is sent to such Management Partner. Except as described in Section

9.2(c)(iii) below, any purchase price payable for any Common Series C Unit pursuant to the exercise of a Call Option shall be payable in cash pursuant to Section 9.2(e)(i) below.

(iii) Subject to the terms of this Section 9.2(c)(iii), if the Call Option is exercised by the Partnership or the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and/or the Centerview Group pursuant to this Section 9.2, and such exercise occurs prior to an event described in clause (1) or (2) of this Section 9.2(c)(iii) (or at any time for Common Series C Units granted pursuant to the Daymon Unit Grant Agreements), then the Partnership or the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group, as the case may be, may pay the purchase price for any Common Series C Units by delivery of a subordinated promissory note, or in the case of a purchase by the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group, five separate subordinated promissory notes (to be treated as equity for federal income tax purposes), bearing interest at the rate then payable on three (3) year U.S. Treasury securities, such note to mature upon the earlier of (1) the sale (directly or indirectly, including pursuant to mergers, consolidations, reorganizations or similar transactions) in one or more transactions by one or more of the CVC Holders, LGP Holders, Juggernaut Holders and the Centerview Holders of an aggregate number of Common Series A Units representing at least a majority of the Common Series A Units collectively held by such Partners as of the Original Effective Date or (2) the occurrence of a Public Offering and one or more of the CVC Holders, LGP Holders, Juggernaut Holders and Centerview Holders selling, (in connection therewith or thereafter, directly or indirectly, including pursuant to mergers, consolidations, reorganizations or similar transactions), in the aggregate, in one or more transactions, a number of Common Series A Units at least equal to 30% of the Common Series A Units collectively held by such Partners as of the Original Effective Date. Notwithstanding the foregoing, however, this Section 9.2(c)(iii) shall not apply with respect to any exercise of any Call Option by any party which occurs after a Public Offering and which exercise relates to (x) any termination of a Management Partner’s employment by the Partnership or any of its Subsidiaries other than for Cause or (y) any resignation by such Management Partner for Good Reason.

(d) Common Series C-2 Units.

(i) In the event that a Management Partner’s employment by the Partnership and its Subsidiaries is terminated for any reason, the purchase price per Unit payable for the Common Series C-2 Units owned by such Management Partner as of the date of exercise of such Call Option shall be an amount equal to the Fair Value per Unit. Except as described in Section 9.2(d)(iii) below, any purchase price payable for any Common Series C-2 Unit pursuant to the exercise of a Call Option shall be payable in cash by the purchaser pursuant to Section 9.2(e).

(ii) Notwithstanding any of the other provisions of this Section 9.2, in the event a Management Partner’s employment by the Partnership and all of its Subsidiaries is terminated for any reason and any of the Common Series C-2 Units held by such Management Partner are Pre-Yield Test Series C-2 Units, the Call Event for all purposes of this Agreement shall be deemed to have occurred no sooner than the following times:

(A) if such termination was by the Partnership and all of its Subsidiaries without Cause or by the Management Partner following the occurrence of an event which constitutes Good Reason with respect to such Management Partner, the Call Event shall not be deemed to occur any sooner than the second anniversary of such termination, (B) if such termination was by the Management Partner without Good Reason, or by the Partnership or any of its Subsidiaries for Cause, the Call Event shall not be deemed to occur any sooner than the date of such termination of employment, and (C) if such termination was by reason of death or Disability of the Management Partner, the Call Event shall not be deemed to occur any sooner than the second anniversary of such termination.

(iii) Subject to the terms of this Section 9.2(d)(iii), if the Call Option is exercised by the Partnership or the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and/or the Centerview Group pursuant to this Section 9.2 with respect to any Common Series C-2 Units prior to the occurrence of an event described in clause (1) of this Section 9.2(d)(iii), then the Partnership or the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group, as the case may be, may pay the purchase price for any such Common Series C-2 Units by delivery of a subordinated promissory note, or in the case of a purchase by the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group, five separate subordinated promissory notes (to be treated as equity for federal income tax purposes), bearing interest at the rate then payable on three (3) year U.S. Treasury securities, such note to mature upon (1) the earlier of (x) the sale (directly or indirectly, including pursuant to mergers, consolidations, reorganizations or similar transactions) in one or more transactions by one or more of the CVC Holders, LGP Holders, Juggernaut Holders the Centerview Holders of an aggregate number of Common Series A Units representing at least a majority of the Common Series A Units collectively held by such Partners as of the Original Effective Date or (y) the occurrence of a Public Offering and one or more of the CVC Holders, LGP Holders, Juggernaut Holders and Centerview Holders selling, (in connection therewith or thereafter, directly or indirectly, including pursuant to mergers, consolidations, reorganizations or similar transactions), in the aggregate, in one or more transactions, a number of Common Series A Units at least equal to 30% of the Common Series A Units collectively held by such Partners as of the Original Effective Date, (2) the Common Series C-2 Units giving rise to such note no longer being Pre-Yield Test Series C-2 Units, in which case such note shall mature in tranches at such times as such Common Series C-2 Units are no longer Pre-Yield Test Series C-2 Units. If any Common Series C-2 Units giving rise to such note are forfeited pursuant to Section 3.1(e), the note shall immediately be cancelled in respect of any of the amounts owing under such note that are attributable to such forfeited Common Series C-2 Units. Notwithstanding the foregoing, however, this Section 9.2(d)(iii) shall not apply with respect to any exercise of any Call Option by any party which occurs after a Public Offering and which exercise relates to (x) any termination of a Management Partner’s employment by the Partnership or any of its Subsidiaries other than for Cause or (y) any resignation by such Management Partner for Good Reason.

(e) Additional Terms.

(i) The closing of any purchase of Call Securities from a Call Group pursuant to this Section 9.2 shall take place at the principal office of the Partnership as soon as reasonably practicable, but not later than thirty (30) days, after the expiration of the Call Period with respect to such Call Group as the party exercising the Call Option shall specify to the members of such Call Group in writing. At such closing, the members of the Call Group shall deliver, against payment for the Call Securities in accordance with the penultimate sentence of Section 9.2(e) hereof, to the Partnership certificates and/or other instruments representing, together with limited partnership interest or other appropriate powers duly endorsed with respect to, the Call Securities, free and clear of all claims, liens and encumbrances and, in the event that the Call Option was exercised by the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group the Partnership shall issue in the name of each of the members of the LGP Group, the CVC Group and the Juggernaut Group certificates representing the Call Securities in proportion to the relative ownership of Units of the members of the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group as compared to one another. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

(ii) Notwithstanding anything set forth in this Section 9.2 to the contrary, prior to the exercise by the Partnership of its Call Option to purchase Call Securities pursuant to this Section 9.2, one or more prospective or existing employees of the Partnership or any Subsidiary may be designated by the General Partner (a “Designated Employee”) who shall have the right, but not the obligation, to exercise the Call Option and to acquire, in lieu of the Partnership, some or all (as determined by the General Partner) of the Call Securities that the Partnership is entitled to purchase from the Call Group hereunder, and otherwise on the same terms and conditions as set forth in Section 9.2(d) (provided, however, that in all events, and notwithstanding any provisions of this Agreement to the contrary, the purchase price payable by any such Designated Employee shall be payable by such Designated Employee in cash on the date of exercise of such Call Option). Concurrently with any such purchase of Call Securities by any such Designated Employee, if such Designated Employee is not at that time a Management Partner, such Designated Employee shall execute a counterpart of this Agreement whereupon such Designated Employee shall be deemed a “Management Partner” and shall have the same rights and be bound by the same obligations as the other Management Partners hereunder. Payment in cash under this Section 9.2(e) shall include payment made by a certified check or checks payable to the respective members of the Call Group, in an amount equal to the purchase price for such Call Securities under Section 9.2(a) hereof. The General Partner may exercise its rights under this Section 9.2(e)(ii) whether or not the Partnership exercises its Call Option hereunder.

(iii) If neither the Partnership nor any Designated Employee nor the LGP Group, the CVC Group, the Daymon Group, the Juggernaut Group and the Centerview Group elects to exercise the Call Option and deliver a Call Notice within the Call Period, then the Call Option provided for in this Section 9.2 shall terminate, but the Management Partner and his Call Group shall continue to hold such Call Securities pursuant to all of the other provisions of this Agreement, including Sections 9.1, 9.5 and 9.7.

9.3 Reserved.

9.4 Tag Along Rights.

(a) In the event that the LGP Holders or the CVC Holders intend to Transfer to any Person (other than transfers to Permitted Transferees), in one or a series of related transactions (a “Tag-Along Sale”), any Units, the LGP Holders or the CVC Holders, as applicable (the “Tag-Along Offeror”), shall give not less than twenty (20) days prior written notice of such intended Transfer to the Partnership and to each other Common Series A Limited Partner, each Common Series B Limited Partner, each Common Series C Limited Partner, each Common Series D Limited Partner and each Common Series C-2 Limited Partner (collectively, the “Tag-Along Offerees”). Such notice (the “Tag-Along Notice”) shall set forth all material terms and conditions of such proposed Transfer, including the name of the prospective transferee, the number of Units proposed to be Transferred to the extent known by the Tag-Along Offeror, as applicable, the aggregate purchase price proposed to be paid therefor and the payment terms and type of Transfer to be effectuated. Within twenty (20) days following the delivery of the Tag-Along Notice by the Tag-Along Offeror to the Tag-Along Offerees and to the Partnership, each Tag-Along Offeree shall, by notice in writing to the Tag-Along Offeror and the Partnership, have the opportunity and right to sell to the purchaser (upon the same terms and conditions as Tag-Along Offeror, including with respect to representations, warranties, covenants and indemnities (each of which would be made severally by each such Tag-Along Offeree, based on such Tag-Along Offeree’s pro rata share of the aggregate consideration to be paid by the purchaser); provided, that no Limited Partner shall be required to make representations other than with respect to the ownership, non-contravention, enforceability and authorization with respect to itself) the same percentage of Common Series A Units, Common Series B Units, Vested Common Series C Units, Common Series D Units and Vested Common Series C-2 Units, as applicable, held by such Tag-Along Offeree as such Transfer represents with respect to the Units proposed to be sold by the Tag-Along Offeror. Notwithstanding the foregoing, no Tag-Along Offeree shall be required to agree to be bound by any restrictive covenants (other than customary confidentiality covenants) in connection with a Tag-Along Sale, and the indemnification obligations of any Tag-Along Offeree shall not exceed the proceeds received by the Tag-Along Offeree in such Tag-Along Sale. The Tag-Along Offeror and/or each Tag-Along Offerees shall Transfer to the purchaser all of the Units proposed to be sold by them at not less than the price (subject, to the last sentence of this Section 9.4(a)) and upon other terms and conditions, if any, not more favorable to the purchaser than those originally offered. The Tag-Along Offeror shall not Transfer any Units to such purchaser if such purchaser declines to permit the participating Tag-Along Offerees to participate pursuant to the terms of this Section 9.4. The consideration to be received by the Tag-Along Offerees in the Tag-Along Sale in respect of their Common Series A Units, Common Series B Units, Vested Common Series C Units, Common Series D Units and Vested Common Series C-2 Units shall be the same form of consideration and the same per Unit price as the price paid to Tag-Along Offeror for their Common Series A Units in the Tag-Along Sale. The portion of the consideration to be received by the Tag-Along Offerees that have elected to participate in the Tag-Along Sale shall be that amount equal to the amount that would have been distributed to such Tag-Along Offerees with respect to the Common Series B Units, Vested Common Series C Units, Common Series D Units and Vested Common Series C-2 Units (as applicable) being sold in such Tag-Along Sale had the Partnership made a Distribution to such Tag-Along Offerees pursuant to the terms of this Agreement in an amount equal to the aggregate amount being paid by the prospective transferee in such Tag-Along Sale, after giving effect to prior Distributions.

(b) At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, the Tag-Along Offeror, together with all Tag-Along Offerees so electing to sell Common Series A Units, Common Series B Units, Vested Common Series C Units, Common Series D Units and Vested Common Series C-2 Units pursuant to Section 9.4(a) shall deliver to the proposed transferee certificates and/or other instruments representing the Units to be sold, free and clear of all Liens, together with appropriate powers duly endorsed therefor, and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Units as described in the Tag-Along Notice.

(c) The provisions of this Section 9.4 shall not apply to (i) any Transfer pursuant to a Public Offering, or (ii) any Transfers pursuant to Section 9.2.

9.5 Reserved.

9.6 Distributions/Sales of Public Company Securities.

(a) Piggyback Exchanges.

(i) All Partners are Holders (as defined in the Registration Rights Agreement) pursuant to the terms of the Registration Rights Agreement, whether through the original execution of such agreement or through the execution of joinders to such agreement on or following the Original Effective Date. In the event that the Holders are entitled to register Registrable Shares pursuant to the Registration Rights Agreement and this Agreement, then the rights, obligations and procedures set forth in the Registration Rights Agreement shall be applicable to the registration of such Registrable Shares.

(ii) Substantially concurrent with the delivery of notice by the Partnership (the “Piggyback Notice”) of a Holder’s right to include Registrable Shares in a Registration (as defined in the Registration Rights Agreement) pursuant to Section 2.01(a), Section 2.01(b), Section 2.02(a), Section 2.02(g) or Section 2.02(h) of the Registration Rights Agreement, the Partnership (or the Public Company on behalf of the Partnership) shall deliver a notice to each Holder (including each Demand Holder, as defined in the Registration Rights Agreement) indicating the maximum number of Registrable Shares that such Holder would be entitled pursuant to the Registration Rights Agreement to elect to include in such Registration based on the number of Equity Securities of the Public Company that such Holder would receive if the Partnership made a liquidating distribution (pursuant to the terms of this Agreement) in an aggregate amount equal to the Fair Market Value of the Partnership’s assets (after payment of all then existing debts and liabilities of the Partnership) (with any Equity Securities of the Public Company being valued for this purpose based on the Imputed Value thereof as of the close of business on the Business Day immediately preceding the date of the applicable Piggyback Notice) (the “Piggyback Notice Time”). Following the time that each Holder is required pursuant to the Registration Rights Agreement to deliver notice (a “Response Notice”) of its intention to request the inclusion of Registrable Shares in a Registration pursuant to Section 2.01(a), Section 2.01(b), Section 2.02(a), Section 2.02(g) or Section 2.02(h) of the Registration Rights Agreement, and immediately prior to the consummation of the applicable Registration, the Partnership shall distribute the number of Equity Securities which each Holder is entitled to register pursuant to the terms of the immediately preceding sentence and the Registration Rights Agreement (including following the operation of Section 2.04 of the Registration Rights Agreement) (a “Piggyback Exchange”).

(iii) Subject to the immediately succeeding clause (iv), any Holder holding Common Series B Units, Common Series C Units or Common Series C-2 Units, may, in its Response Notice, elect to not register the Registrable Shares held by it in respect of such Common Series B Units, Common Series C Units or Common Series C-2 Units that would otherwise be eligible to be registered and instead elect to be distributed such Registrable Shares, in which case the Partnership shall distribute (and not cause to be registered) the Registrable Shares that such Holder would have been entitled to register in respect of such Common Series C Units or Common Series C-2 Units pursuant to the immediately preceding clause (ii) directly to such Holder, taking into account the operation of the provisions of Section 2.04 of the Registration Rights Agreement as if such Holder had elected to register such Registrable Shares.

(iv) For the avoidance of doubt, (A) no Holder that holds Common Series C Units, Common Series D Units or Common Series C-2 Units shall (in such capacity and with respect to such Units) be entitled to participate in any Registration pursuant to Section 2.01(a), Section 2.01(b), Section 2.02(a), Section 2.01(g) or Section 2.02(h) of the Registration Rights Agreement or pursuant to this Agreement or receive any distributions pursuant to the immediately preceding clause (iii) or Section 9.6(b) until such time as the Common Series A Limited Partners have received aggregate Distributions and/or proceeds from the sale of Common Series A Units (including pursuant to this Section 9.06) in an amount equal to the amount that is equal to the aggregate Common Capital Amount of all such Common Series A Units, and, following such time, such Holders shall only be entitled to Distributions in accordance with the terms of any applicable Restricted Unit Agreement and such otherwise applicable terms of Article IV of this Agreement, and (B) any Distributions of Equity Securities of the Public Company in respect of Common Series C Units, Common Series D Units or Common Series C-2 Units pursuant to the Registration Rights Agreement or this Agreement shall be subject to the escrow provisions of Section 4.1.

(b) Exchanges.

(i) In the event that a Public Offering is consummated, then, if at any time prior to the forty-two (42) month anniversary of the consummation of such Public Offering, the Partnership proposes to make any direct or indirect, in-kind distribution of any Equity Securities of the Public Company directly or indirectly owned by the Partnership to any of the Common Series A Limited Partners, excluding any Piggyback Exchange (which shall be governed by the preceding clause (a)) and excluding any distributions contemplated by Schedule 9.6(b)(i) (each, an “Exchange,” and such Common Series A Limited Partner(s) the “Exchanging Partners”), the Partnership shall provide at least 15 Business Days’ prior written notice (an “Exchange Notice”) of the same to the Common Series B Limited Partners, Common Series C Limited Partners and Common Series C-2 Limited Partners (collectively, the “Other Partners”). The Exchange Notice shall set forth (among other items): (1) the total number of Equity Securities of the Public Company proposed to be distributed to the Exchanging Partners, (2) the Imputed Value of

such Equity Securities (as of the close of business on the Business Day immediately preceding the date of such Exchange Notice), (3) the total value of the Partnership’s assets and liabilities as of such time (with the value of any Equity Securities of the Public Company directly or indirectly held by the Partnership as of such time being equal to the Imputed Value of such Equity Securities as of the close of business on the Business Day immediately preceding the date of such Exchange Notice), and (4) the Exchange Ratio (as of the time of such Exchange Notice).

(ii) Upon receipt of any Exchange Notice, each Other Partner shall have fifteen (15) days within which to provide written notice to the Partnership (an “Exchange Participation Notice”) setting forth such Other Partner’s election to participate in such Exchange, and also setting forth the portion of the Units held by such Other Partner which shall be included in such Exchange (such portion, with respect to any separate class of Units held by such Other Partner as of such time, not to exceed a portion of each such class equal to the Exchange Ratio, and referred to as the “Participating Other Units”). In consummation of any Exchange, the Partnership shall, in addition to the Equity Securities originally proposed by the Partnership to be distributed to the Exchanging Partners pursuant to such Exchange, also concurrently distribute to the Other Partners who have submitted Exchange Participation Notices such numbers of Equity Securities of the Public Company as have an aggregate value (based on the Imputed Value of such Equity Securities as set forth in the applicable Exchange Notice) equal to the aggregate value that would have been distributed with respect to the Participating Other Units of such Other Partners had the Partnership made a liquidating distribution (pursuant to the terms of this Agreement) as of the date of the applicable Exchange Notice in an aggregate amount equal to the Fair Market Value of the Partnership’s assets and liabilities (as set forth in the related Exchange Notice).

(iii) Any Participating Other Units that consist of Common Series C Units or Common Series C-2 Units of any Other Partner which participate in any Exchange pursuant to the terms of this Section 9.6 shall consist only of Vested Units (or, in the case of Common Series C-2 Units, only after a Yield Test Event has occurred).

(c) Reduction in Units; Section 4.6. Upon the consummation of any Piggyback Exchange or Exchange pursuant to this Section 9.6, the number of Units held by the Exchanging Partner (or, in the case of a Piggyback Exchange, the applicable Holder) shall automatically be deemed reduced by a percentage equal to the Exchange Ratio, and such number of Units shall be deemed redeemed by the Partnership in exchange for the Equity Securities distributed pursuant to the Piggyback Exchange or Exchange pursuant to this Section 9.6. With respect to any Holder or Exchanging Partner that holds more than one class of Units, the Partnership shall reasonably determine the Units to be redeemed in order to give effect to this Section 9.6(c). Section 4.6 of the Agreement, if applicable by its terms, shall apply to any Piggyback Exchange or Exchange pursuant to this Section 9.6.

(d) Vesting Shares. The Partnership is acquiring in the Merger 5,000,000 shares of common stock of the Public Company that are subject to vesting conditions (the “Vesting Shares”) that restrict the ability of the Partnership or the Partners to Transfer such Vesting Shares until such time as such vesting conditions are met. To the extent that the Vesting Shares have not met such vesting conditions as of the first time that there is an Exchange, Piggyback Exchange or Distribution pursuant to this Agreement, the Partnership will provide in any future Exchange, Piggyback Exchange or Distribution following the meeting of such vesting conditions that the ultimate economic benefit derived from the Vesting Shares (if they ultimately vest) is for the benefit of all Partners as of immediately following the consummation of the Merger (other than Partners that are holders of Common Series C Units or Common Series C-2 Units (and solely with respect to such Units) who are no longer employed at the time that such vesting conditions have been met or at the time of any Exchange, Piggyback Exchange or Distribution that occurs following the date on which such vesting condition is met) held by each such Partner as of immediately following the consummation of the Merger. For purposes of determining the Fair Market Value of the Partnership’s assets pursuant to this Agreement, the Vesting Shares shall be attributed no value prior to the vesting conditions for the Vesting Shares having been met.

(e) Tax Matters. The Partnership agrees that it shall not Transfer any of the Equity Securities of the Public Company in a manner which causes recognition of taxable gain for U.S. federal or applicable state and local tax purposes except where the Partnership, in connection therewith, makes cash distributions to each of the Partners at least equal to the amount of taxable gain recognized by the Partnership and allocated to such Partner in connection with such Transfer multiplied by the Assumed Tax Rate. In connection with any in-kind distributions of Equity Securities by the Partnership to any of the Partners pursuant to the terms of this Agreement, the Partnership agrees to utilize commercially reasonable efforts (including through specific identification of shares or otherwise) to undertake such in-kind distributions in a manner which, to the extent permitted by applicable law, minimizes any recognition of any taxable gains for U.S. federal tax purposes by the Partnership or any Partner in connection with such in-kind distribution (including pursuant to Section 704(c)(1)(B), Section 707(a) and/or Section 737 of the Code).

9.7 Preemptive Rights.

(a) Except in the case of Excluded Units, the Partnership shall not issue any Equity Securities (other than Common Series C Units and Common Series D Units) after the Original Effective Date (the “New Units”) unless the Partnership shall have permitted the Common Series A Limited Partners, Common Series B Limited Partners and the Common Series D Limited Partners to acquire such New Units (the “Preemptive Offer”) by delivery to the Common Series A Limited Partners, Common Series B Limited Partners and Common Series D Limited Partners of written notice of such offer that describes in reasonable detail that the Partnership proposes to issue such New Units (“Offered Units”), the number or amount of the Offered Units proposed to be sold, the proposed purchase price therefore and any other terms and conditions of such offer. The Preemptive Offer shall by its terms remain open and irrevocable for a period of fifteen (15) days from the date it is received from the Partnership (the “Preemptive Offer Period”).

(b) Each Common Series A Limited Partner, Common Series B Limited Partner and Common Series D Limited Partner shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Partnership, to subscribe for up to its Pro Rata Percentage of the Offered Units.

(c) The Partnership shall notify each participating Limited Partner within five (5) days following the expiration of the Preemptive Offer Period of the number or amount of

Offered Units which such participating Limited Partner has subscribed to acquire in connection with such Preemptive Offer.

(d) If less than all of the Offered Units are subscribed for by the participating Common Series A Limited Partners and Common Series B Limited Partners in accordance with this Section 9.7, the Partnership shall offer the remainder of the Offered Units (the “Refused Units”) to the Limited Partners who have elected to participate in such Preemptive Offer by purchasing their full portion of the Offered Units (the “Participating Partners”). Any such offer to the Participating Partners shall by its terms remain open and irrevocable for a period of fifteen (15) days from the date it is received from the Partnership. Each Participating Partner shall be permitted to commit to acquiring all of the Refused Units being reoffered pursuant to this Section 9.7(d) (and any over commitment shall be cut back pro rata on the basis of each such Participating Partner’s relative pro rata portion of the Refused Units, as calculated in accordance with Section 9.7(b)). In the event the Participating Partners do not repurchase all of the remaining Refused Units, then the Partnership may offer the remaining Refused Units to any other Persons upon the terms and conditions including price, which are no more favorable, in the aggregate, to such other Persons or less favorable to the Partnership than those set forth in the Preemptive Offer, so long as such the closing of such sales of the Refused Units occur within 180 days from the expiration of the Preemptive Offer Period.

(e) Upon the closing of the sale to such other Persons of any remaining Refused Units as set forth in Section 9.7(d), the participating Common Series A Limited Partners, Common Series B Limited Partners and Common Series D Limited Partners shall acquire from the Partnership, and the Partnership shall sell to the participating Common Series A Limited Partners, Common Series B Limited Partners and Common Series D Limited Partners, the Offered Units subscribed for by the participating Common Series A Limited Partners, Common Series B Limited Partners and Common Series D Limited Partners in accordance with this Section 9.7, at the same terms specified in the Preemptive Offer.

(f) No CVC Holder, member of the CVC Group, LGP Holder or member of the LGP Group shall acquire from the Partnership or any other Person any debt or debt securities of the Partnership or any of its Subsidiaries, any rights, options or warrants to purchase any such debt or debt securities, or any securities of any type whatsoever which are, or may become, convertible or exchangeable into such debt or debt securities, unless such CVC Holder, member of the CVC Group, LGP Holder or member of the LGP Group offers the Daymon Holders, the Centerview Holders and the Juggernaut Holders the right to participate in such acquisition in a manner consistent with the “preemptive rights” with respect to Equity Securities as set forth in this Section 9.7, which provisions shall be applicable mutatis mutandis. For purposes of this Section 9.7(f), CVC Credit Partners Group Holding Foundation and its subsidiaries from time to time, and any funds managed and/or advised by the foregoing entities, shall in each case not constitute a member of the CVC Group.

(g) Each Partner agrees that, with respect to any debt or debt securities of the Partnership or any of its Subsidiaries acquired by it or its Affiliates, it will (and will cause its Affiliates to), to the extent not prohibited by the applicable credit agreement, indenture or other loan document pursuant to which such debt or debt securities were issued, vote its interest in such debt or debt securities for all purposes (including in connection with any restructuring or insolvency proceeding) in the same manner and proportion as all other holders of such debt or debt securities that are unaffiliated with the Partnership or such Partner. CVC Credit Partners Group Holding Foundation and its subsidiaries from time to time, and any funds managed and/or advised by the foregoing entities, shall not be deemed to be members of or an “Affiliate” of any member of the CVC Group and Bain Capital Public Equity and Bain Capital Credit, LP shall not be deemed to be a member of or an “Affiliate” of any member of the Daymon Group and its Affiliates.

9.8 Substituted Partner. Each Person to whom any Unit is Transferred in accordance with the provisions of this Article IX (other than a Transfer in a Public Offering or after an initial Public Offering pursuant to Rule 144) shall agree in writing to be bound by the provisions of this Agreement as a holder of such Units by execution of a joinder agreement in the form provided by the General Partner. Upon compliance with Section 9.8 and entry into such joinder, such Person shall become a Substituted Partner entitled to all the rights of a Partner with respect to such Unit, and the Schedule of Partners shall be amended to reflect the name, address and Units of such Substituted Partner and to eliminate the name and address of and other information relating to the Transferee with regard to the Transferred Units.

9.9 Effect of Transfer. Following a Transfer of any Unit that is permitted under this Article IX, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Unit, and shall receive allocations and Distributions under Article IV and Article X in respect of such Unit as if such Transferee were a Partner.

9.10 Additional Transfer Restrictions. Notwithstanding any other provisions of this Article IX, no Transfer of Units or any other interest in the Partnership may be made unless in the opinion of counsel (who may be counsel for the Partnership), reasonably satisfactory in form and substance to the General Partner and counsel for the Partnership (which opinion requirement may be waived, in whole or in part, at the reasonable discretion of the General Partner), such Transfer would not (a) violate any federal securities laws or any state securities or “blue sky” laws (including any investor suitability standards) applicable to the Partnership or the interest to be Transferred, (b) cause the Partnership to be required to register as an “investment company” under the Investment Partnership Act of 1940, as amended, (c) cause the Partnership to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)) or (d) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

9.11 Transfer Fees and Expenses. Other than any Transfer pursuant to Sections 9.3 or 9.7, the Transferor and Transferee of any Units or other interest in the Partnership shall be jointly and severally obligated to reimburse the Partnership for all reasonable expenses (including attorneys’ fees and expenses) incurred by or on behalf of the Partnership in connection with any Transfer or proposed Transfer, whether or not consummated.

9.12 Effective Date of Transfers. Any Transfer and any related admission of a Person as a Partner in compliance with this Article IX shall be deemed effective on such date that the Transferee or Successor in Interest complies with the requirements of this Agreement.

9.13 Effect of Death or Incapacity. Except as otherwise provided herein, the death or incapacity of a Partner shall not dissolve or terminate the Partnership. In the event of such death or incapacity, the executor, administrator, guardian, trustee or other personal representative of the deceased or incapacitated Partner shall be deemed to be the assignee of such Partner’s interest and may, subject to the terms and conditions set forth in Section 9.8, become a Substituted Partner.

9.14 General Partner Consent. The General Partner hereby consents to a Transfer of Units to any persons to whom a transfer of Units is expressly permitted by the terms of this Agreement.

9.15 Structure of Public Offering; Partnership Sales. The General Partner shall cause any Public Offering or Partnership Sale which is structured as a sale of less than all of the assets of the Partnership to be consummated in a manner such that the items of income, gain, loss or deduction resulting from such Public Offering or Partnership Sale are allocated (taking into account any allocations required pursuant to Section 704(c) of the Code or the regulations thereunder) to the maximum extent permitted under applicable Law to the Partners to whom the proceeds are intended to be distributed.

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Partnership shall not be dissolved by the admission of Additional Partners or Substituted Partners. Subject to Section 4.6, the Partnership shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a) Subject to the express provisions of this Agreement, the consent of the General Partner; or

(b) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Section 10.1, the Partnership is intended to have perpetual existence. The death, retirement, resignation, Bankruptcy or dissolution of a Limited Partner shall not cause a dissolution of the Partnership, and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

10.2 Liquidation and Termination.

(a) On the dissolution of the Partnership, the General Partner shall act as liquidator or (in its sole discretion) may appoint one or more representatives, Partners or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(i) the liquidators shall pay, satisfy or discharge from Partnership funds all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(ii) after payment or provision for payment of all of the Partnership’s liabilities has been made in accordance with Section 10.2(a)(i), all remaining assets of the Partnership shall be distributed in accordance with Section 4.1 (taking into account, if applicable, the provisions of Section 4.4 and Section 4.6), after giving effect to all prior Distributions, and a final allocation of all items of Income, gain, Loss and expense shall be made in such a manner that, immediately before distribution of such remaining assets, the positive balance of the Capital Account of each Limited Partner shall, to the greatest extent possible, be equal to the net amount that would be distributed to such Limited Partner in accordance with Section 4.1 (after satisfaction of any financial obligations of each Limited Partner to the Partnership under any provisions of this Agreement); and

(iii) any non-cash assets will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which hypothetical gain or loss shall be allocated to the Limited Partners’ Capital Accounts in accordance with the requirements of Regulations Section 1.704-1(b) and other applicable provisions of the Code and this Agreement. In making such allocations, the liquidators shall allocate each type of asset (e.g., cash or cash equivalents, securities or other property) among the Limited Partners ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.

10.3 Complete Distribution. Subject to compliance with Section 4.6, the distribution to a Limited Partner in accordance with the provisions of Section 10.2 constitutes a complete return to the Limited Partner of its Capital Contributions and a complete distribution to the Limited Partner of its interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Limited Partners have consented within the meaning of the Delaware Act. If a Limited Partner returns funds to the Partnership pursuant to any provision of this Agreement or the Delaware Act and such funds exceed such Limited Partner’s pro rata share of all funds required to be returned to the Partnership (an “Over-Returning Limited Partner”), then the Partnership and the Over-Returning Limited Partner shall have a claim against each Limited Partner that has received and retained Distributions from the Partnership in excess of the amounts to which such Limited Partner is entitled pursuant to this Agreement or the Delaware Act (each, an “Over-Distributed Limited Partner,” with any excess retained thereby being such Limited Partner’s “Excess Retained Funds”) for the return to the Partnership, and the application thereby in settlement among all Over-Returning Limited Partners, of an amount equal to the Over-Distributed Limited Partner’s Excess Retained Funds. For the avoidance of doubt, the liability of each Over-Distributed Limited Partner with respect to any such claim shall be several and not joint and shall be limited to the Excess Retained Funds of such Over-Distributed Limited Partner.

10.4 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

10.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Limited Partners (it being understood that any such return shall be made solely from Partnership assets).

10.7 HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Limited Partner by reason of the fact that any assets of the Partnership shall be distributed to such Limited Partner in connection with the dissolution of the Partnership, the dissolution of the Partnership shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Limited Partner.

10.8 Termination. This Agreement shall terminate with respect to any Limited Partner at the time at which such Limited Partner ceases to own any Units, except that such termination shall not affect (i) rights perfected or obligations incurred by such Limited Partner under this Agreement prior to such termination and (ii) rights or obligations expressly stated to survive such cessation of ownership of Units.

ARTICLE XI

CERTAIN AGREEMENTS

11.1 Public Offering; Exchanges.

(a) Public Offering. If, in connection with an initial Public Offering, the entity that will consummate the initial Public Offering is a Subsidiary, parent entity, or other affiliated entity that is not the Partnership (the “Public Vehicle”), then (x) the Partnership and the Partners will cause the Public Vehicle to enter into the Registration Rights Agreement and (y) the Partnership will enable (including by causing securities of the Public Vehicle to be, distributed, exchanged, or otherwise transferred to the Partners as necessary to enable the direct transfer thereof, provided that, for the avoidance of doubt, the Partnership shall elect the method of such distribution, exchange or other transfer) each Partner to exercise and obtain the full benefit of its rights under this Agreement and under the Registration Rights Agreement to register and dispose of the securities of the Public Vehicle in the same manner as if the Partnership had been the entity that consummated the initial Public Offering.

(b) Exchange. In the event that a Public Offering is consummated, then, upon the forty-two (42) month anniversary of the consummation of such Public Offering, the Common

Series B Limited Partners, Common Series C Limited Partners and Common Series C-2 Limited Partners will receive common stock of the Public Company (the “Public Security”) in exchange for the Common Series B Units, Common Series C Units and Common Series C-2 Units then held by such Persons, and, in connection therewith, the Common Series B Limited Partners, Common Series C Limited Partners and Common Series C-2 Limited Partners shall take, at the Partnership’s expense, all reasonable actions in connection with the consummation of such exchange as the General Partner so requests, including the maintenance of vesting, forfeiture and Transfer restrictions with respect to the Public Security issued with respect to Common Series B Units, Common Series C Units and Common Series C-2 Units that remain unvested at the consummation of such exchange. The Public Security to be issued to the Common Series B Limited Partners, Common Series C Limited Partners or Common Series C-2 Limited Partners in connection with such exchange shall be allocated to each Common Series B Limited Partner, Common Series C Limited Partner or Common Series C-2 Limited Partner based on the dollar amount that such Common Series B Limited Partner, Common Series C Limited Partner or Common Series C-2 Limited Partner would be entitled to receive had the Partnership sold all of its assets for an amount equal to the Fair Market Value thereof as of such time (with any Equity Securities of the Public Company being valued for this purpose based on the Imputed Value thereof as of such time), followed by a distribution of the proceeds thereof in accordance with the provisions of Section 4.1 (after payment of all then existing debts and liabilities of the Partnership).

11.2 Books and Records. The Partnership (or its designee) shall keep (a) correct and complete books and records of account, and (b) minutes of the proceedings of meetings of the Partners. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

11.3 Reserved.

ARTICLE XII

GENERAL PROVISIONS

12.1 [Reserved].

12.2 Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, modified, or waived only by the General Partner; provided, that

(a) if any such amendment, modification or waiver would (i) adversely affect in any material respect any Partner or group of Partners disproportionately to the other Partners, such amendment, modification, or waiver shall also require the written consent of the Partner or the majority-in-interest of the group of Partners so adversely affected or (ii) impose material obligations not set forth in this Agreement on any Partner, such modification, or waiver shall also require the written consent of each Partner that would bear such obligations;

(b) no amendment to, or modification or waiver of: (i) Sections 7.3(f), 7.3(k), or this Section 12.2(b); or (ii) Sections 4.6, 6.6 and 7.17(d), in the case of this clause (b)(ii), that adversely affects in any material respect any Centerview Investor, in the case of this clause (b), shall be made or any action shall be taken or not taken having, directly or indirectly, whether under or with respect to this Agreement or any other agreement, arrangement or understanding, the effect of any of the foregoing in this clause (b) (or any other similar effect, including, for the avoidance of doubt, by merger or other business combination), without the prior written consent of the Centerview Investors,

(c) no amendment to, or modification or waiver of: (i) Sections 7.3(f), 7.20(b) (including Schedule 7.20(b)) , 9.3 (including Schedule 9.3) or this Section 12.2(c), or (ii) Sections 2.8, 4.3, 5.3, 6.3(a), 6.6, 7.3(g), 7.3(j), 7.11, 7.12, 7.17, 7.18, 7.19, 7.21, 8.3, 8.4, 8.5, 9.1 (including Schedules 9.1(b)(E)(I) and 9.1(b)(E)(II)), 9.4, 9.7, 9.8 and 11.1 and any definitions used or referred to in any of the foregoing sections, in the case of this clause (c)(ii) that adversely affects in any material respect any Daymon Holder, in the case of this clause (c), shall be made or any action shall be taken or not taken having, directly or indirectly, whether under or with respect to this Agreement or any other agreement, arrangement or understanding, the effect of any of the foregoing in this clause (c) (or any other similar effect, including, for the avoidance of doubt, by merger or other business combination), without the prior written consent of the Majority Daymon Holder; provided, further that, with respect to any amendment, modification or waiver that would require the prior written consent of the Majority Daymon Holder pursuant to this Section 12.2, if such amendment, modification, or waiver would adversely affect in any material respect Yonghui disproportionately to the other Daymon Holders, such amendment, modification, or waiver shall also require the prior written consent of Yonghui;

(d) for so long as the LGP Group holds any Units, no amendment to, or modification or waiver of any provision of this Agreement that adversely affects in any respect any LGP Holder without the prior written consent of the Majority LGP Holders; and

(e) for so long as the CVC Group holds any Units, no amendment to, or modification or waiver of any provision of this Agreement that adversely affects in any respect any CVC Holder without the prior written consent of the Majority CVC Holders.

12.3 Remedies. Each Limited Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

12.4 Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Partner (whether as such Partner’s Successor in Interest or otherwise), as distinct from such Partner itself, shall have any rights as, or in respect to, a Partner (including the right to approve or vote on any matter or to notice thereof).

12.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.6 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

12.7 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

12.8 Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email). Such notices, demands and other communications shall be sent to the address for such recipient set forth on the Schedule of Partners, or in the Partnership’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board of Directors, the General Partner or the Partnership shall be deemed given if received by the Board of Directors or the General Partner at the principal office of the Partnership designated pursuant to Section 2.5, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: Howard A. Sobel and Paul F. Kukish.

12.9 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement or security agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership profits, losses, Distributions, capital or property other than as a secured creditor.

12.10 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

12.11 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

12.12 Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated on or about either the Original Effective Date or the date hereof (as amended from time to time) related to the subject matter hereof embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

12.13 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

12.14 Survival. Sections 5.4, 6.3, 7.18, 8.4, 12.14, 12.15 and 12.16 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Partnership.

12.15 Confidentiality.

(a) The Partnership shall not, nor shall it permit any Subsidiary to, disclose any Partner’s name or identity as an investor in the Partnership in any press release or other public announcement or in any document or material filed with any Governmental Entity, without the prior written consent of such Partner, which shall not be unreasonably withheld or delayed, unless such disclosure is otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure the Partnership shall give written notice to such Partner describing in reasonable detail the proposed content of such disclosure and shall permit such Partner to review and comment upon the form and substance of such disclosure and allow such Partner to seek confidential treatment therefor.

(b) Each Partner expressly agrees to maintain, for so long as such Person is a Partner and for two (2) years thereafter, the confidentiality of, and not to disclose to any Person other than the Partnership (and any successor of the Partnership or any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or a material portion of the assets or Equity Securities of the Partnership or any of its Subsidiaries), another Partner or a Person designated by the Partnership or any of their respective financial planners, accountants, attorneys or other advisors, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Partnership or any of its Subsidiaries that shall not be generally known to the public, except (i) as otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure such Partner shall give written notice to the Partnership describing in reasonable detail the proposed content of such disclosure and shall permit the Partnership to review and comment upon the form and substance of such disclosure and allow the Partnership to seek confidential treatment therefor, and (ii) in the case of any Partner who is employed by the Partnership or any of its Subsidiaries, in the ordinary course of his or her duties to the Partnership or any of its Subsidiaries; provided, however, that a Partner may report to its current or potential stockholders, limited partners, members, investors or other owners, as the case may be, regarding the general status of its investment in the Partnership, including customary financial and tax-related information. Notwithstanding the provisions of this Section 12.15 to the contrary, if any holder of Common Units desires to undertake any Transfer of its Units permitted by this Agreement, such holder may, upon the execution of a confidentiality agreement (in form reasonably acceptable to the Partnership’s legal counsel) by any bona fide potential Transferee, disclose to such potential Transferee information of the sort otherwise restricted by this Section 12.15 if such holder reasonably believes such disclosure is necessary for the purpose of Transferring such Units to the bona fide potential Transferee.

12.16 Reimbursement of Expenses. The Partnership shall pay all fees and expenses incurred by the General Partner.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Agreement as of the date first written above.

GENERAL PARTNER:
KARMAN GP LLC

By:	/s/ Cameron E.H. Breitner
Name:	Cameron E.H. Breitner
Title:	Co-President

By:	/s/ Timothy J. Flynn
Name:	Timothy J. Flynn
Title:	Co-President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

LIMITED PARTNERS:

CVC ASM HOLDCO, LP

By:	CVC ASM HOLDCO GP, LLC
Its:	General Partner

By:	/s/ Cameron E.H. Breitner
Name: Cameron E.H. Breitner
Title: President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

KARMAN COINVEST L.P.

By:	Karman GP LLC
Its:	General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Co-President

By:	/s/ Cameron E.H. Breitner
Name: Cameron E.H. Breitner
Title: Co-President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

GREEN EQUITY INVESTORS VI, L.P.

By:	GEI CAPITAL VI, LLC
Its:	General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

GREEN EQUITY INVESTORS SIDE VI, L.P.

By:	GEI CAPITAL VI, LLC
Its:	General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

LGP ASSOCIATES VI-A LLC

By:	PERIDOT COINVEST MANAGER LLC
Its:	Manager

By:	LEONARD GREEN & PARTNERS, L.P.
Its:	Manager

By:	LGP MANAGEMENT, INC.
Its:	General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

LGP ASSOCIATES VI-B LLC

By:	PERIDOT COINVEST MANAGER LLC
Its:	Manager

By:	LEONARD GREEN & PARTNERS, L.P.
Its:	Manager

By:	LGP MANAGEMENT, INC.
Its:	General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

KARMAN II COINVEST LP

By:	PERIDOT COINVEST MANAGER LLC
Its:	Manager

By:	LEONARD GREEN & PARTNERS, L.P.
Its:	Manager

By:	LGP MANAGEMENT, INC.
Its:	General Partner

By:	/s/ Timothy J. Flynn
Name: Timothy J. Flynn
Title: Senior Vice President

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

BC EAGLE HOLDINGS, L.P.

By: BC EAGLE HOLDINGS GP LIMITED
Its: General Partner

By:	/s/ Ryan Cotton
Name: Ryan Cotton
Title: Director

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

CENTERVIEW CAPITAL, L.P.

By: CENTERVIEW CAPITAL GP, L.P.
Its: General Partner

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Partner

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

CENTERVIEW EMPLOYEES, L.P.

By: CENTERVIEW CAPITAL GP, L.P.
Its: General Partner

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Partner

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.

JCP ASM HOLDCO, L.P.
By:
Its:

By:	/s/ John D Shulman
Name: John D Shulman
Title:

SIGNATURE PAGE TO EIGHTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF KARMAN TOPCO L.P.